UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2011

Dear Raytheon Shareholder,

I am pleased to invite you to attend Raytheon’s 2011 Annual Meeting of Shareholders on Thursday, May 26, 2011. The meeting will be held at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com/ir.

This booklet includes a formal notice of the meeting and the proxy statement. It also provides information on, among other things, Raytheon’s corporate governance, the Company’s executive compensation program, and the matters to be voted on at the meeting. The proxy statement reflects Raytheon’s commitment to strong governance processes, including independent and active Board oversight, accountability to shareholders, transparent disclosure, and compliance with complex and changing regulatory responsibilities.

The Raytheon Board of Directors’ commitment to sound and contemporary governance is illustrated by a number of new practices adopted in recent years. We have implemented provisions that permit shareholders holding 25% or more of the Company’s common stock to call a special shareholder meeting. We ensure that our compensation consultant meets robust independence requirements, and we provide for the clawback of executive incentive compensation in the event of intentional financial misreporting. We believe that these steps, and other governance practices outlined in this proxy statement, as well as our comprehensive executive compensation disclosure, exhibit a thoughtful and proactive approach to governance. We encourage you to learn more about all of our governance practices by reading the proxy statement and visiting our website at www.raytheon.com.

I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	Thursday, May 26, 2011

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202

Record Date:	Shareholders of record at the close of business on Friday, April 1, 2011 are entitled to notice of and to vote at the meeting.

Purpose:

(1)    Elect nine directors nominated by the Company’s Board to hold office until the next annual shareholders’ meeting or until their respective successors have been elected.

(2)    Consider an advisory vote on the compensation of the Company’s named executive officers.

(3)    Consider an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.

(4)    Ratify the selection of PricewaterhouseCoopers LLP as Raytheon’s independent auditors.

(5)    Consider and act upon such other business, including shareholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most shareholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

JAY B. STEPHENS
Secretary

Waltham, Massachusetts

April 29, 2011

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company (“Raytheon” or the “Company”) of proxies to be voted at our 2011 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on Thursday, May 26, 2011 beginning at 11:00 a.m. Eastern Time. Shareholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. Directions may be found on our website at www.raytheon.com/proxy and on the accompanying proxy card.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 29, 2011 to holders of shares of our common stock as of Friday, April 1, 2011, the record date for the meeting.

If you are a shareholder of record as of the record date for the meeting, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon shareholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification in order to be admitted to the meeting. In order to vote your shares at the meeting, please see below.

Proxies and Voting Procedures

Your vote is important. Because many shareholders cannot personally attend the meeting, it is necessary that a large number of shareholders be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 25, 2011. The Internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may, by necessity, close sooner than is the case for shareholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing and help avoid unnecessary resource consumption.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank, trust or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Shareholders Entitled to Vote

Shareholders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 1, 2011, there were 354,602,353 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares acquired under the plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of auditors described in this proxy statement.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “for” that nominee must exceed the votes cast “against” that nominee. An abstention does not count as a vote cast. Our Governance Principles require any incumbent nominee who fails to receive such a majority to tender his or her resignation to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 6. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.

Required Vote – Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation.

Required Vote – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Shareholders may vote their shares concerning the frequency of future advisory votes on executive compensation by selecting from among four choices (every one, two, or three years, or abstain). An abstention has no effect on the frequency vote. The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on this matter. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the frequency vote.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – Shareholder Proposals

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve a shareholder proposal. An abstention is treated as present and entitled to vote on the shareholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to a shareholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the shareholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested or otherwise disclosed by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Shareholders

A copy of our 2010 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to shareholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line toll free at 1-877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our website at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to Raytheon Shareholder Services, c/o American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 26, 2011.

This proxy statement and our 2010 Annual Report are also available on our website at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports

Most shareholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents and help avoid unnecessary resource consumption.

If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our website at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay D. F. King & Co., Inc. a fee of $28,000 plus out-of-pocket expenses for these services.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Shareholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (“AST”). All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s website at www.amstock.com.

For other Raytheon information, you can visit our website at www.raytheon.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors (the “Board”) is committed to being a leader in corporate governance. The Board believes that good governance enhances shareholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance. Our key governance documents are described below and are available on our website at www.raytheon.com.

Governance Principles

Our Governance Principles, which provide the framework for the oversight of our business and operations, are summarized below. The Governance Principles address, among other things, the following:

•

A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation, and Governance and Nominating Committees must consist entirely of independent directors.

•

The non-management directors designate a Lead Director with the role and responsibilities set forth in the Governance Principles. More information regarding the Lead Director’s role and responsibilities may be found on page 8 under the heading “Lead Director.”

•	The limit on the number of public company boards (including Raytheon) on which a director may serve is five, or three in the case of a director who is a chief executive officer of a public company.

•	The Board regularly reviews our long-term strategic and business plans.

•

A director must retire at the expiration of his or her term following attaining age 74. The Board increased the mandatory retirement age in 2009 from 72 to 74 to better attract and retain a qualified and diverse set of directors.

•

The Board has established a process, led and implemented by the Management Development and Compensation Committee, through which the performance of the CEO is evaluated annually by the independent directors.

•	The CEO provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•	The Board is subject to the Company’s Code of Business Ethics and Conduct and Conflict of Interest Policies, and engages in periodic reviews of the Company’s ethics program.

•

The Board has adopted stock ownership guidelines applicable to officers and directors. The Board revised the stock ownership guidelines in 2009 to clarify that a director or officer may not dispose of Company stock until attaining and maintaining the applicable requisite ownership threshold set forth in the guidelines.

The Governance Principles are available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any shareholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will be not considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on a Raytheon audit;

•	an executive officer of a public company that has an executive officer of Raytheon on its compensation committee;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

A director will also not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of the entity’s gross revenues.

The Board has considered the independence of its members in light of its independence criteria, and has reviewed Raytheon’s relationships with organizations with which our directors are affiliated. In this regard, the Board considered that the Massachusetts Institute of Technology, where Mr. Deutch is a professor, provides services to, and receives services from, Raytheon. The amounts involved were well below the relevant thresholds referenced above. The Board also considered that Ms. Stuntz’s son is an employee of Deloitte LLP (“Deloitte”) which performs various services, other than audit services, for the Company. Ms. Stuntz’s son is not involved in any of Deloitte’s services to Raytheon and the amounts paid to Deloitte for these services were well below the relevant thresholds referenced above.

In addition, although none of our directors or their spouses is an executive officer of a not-for-profit organization, the Board reviewed charitable contributions to not-for-profit organizations with which our directors or their spouses are affiliated. None of the contributions approached the thresholds set forth in our independence criteria.

The Board has determined that Messrs. Clark, Deutch, Hadley, Poses, Ruettgers, Skates, Spivey, and Ms. Stuntz do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles.

Director Nomination Process

The Governance and Nominating Committee’s frame of reference for considering director candidates is set forth in the Board Selection section of the Governance Principles which identifies diversity of experience, expertise and business judgment as key objectives. The Governance Principles also provide that the Committee, in consultation with the Board, will be guided by a number of other criteria, including that each director candidate should be chosen without regard to gender, race, religion, age, sexual orientation or national origin. The Committee considers the effectiveness of the framework established in the Governance Principles periodically when considering the attributes and experience that might be most valuable in a new Board member. The Committee seeks to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that shareholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee reviews each candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determines whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director positions based on the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Shareholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a shareholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2012 Annual Meeting of Shareholders, we must receive this notice between January 26, 2012 and February 25, 2012. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors

Our By-Laws contain a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast.

Our Governance Principles also provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director will continue to serve.

The Board also maintains the following policies and processes, which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process through which shareholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing shareholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to shareholders.

Board Leadership Structure

The Board believes that the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for the Company and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. The Company has found that having a combined Chairman and CEO is particularly advantageous with respect to our growing international business with foreign government customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates the Company’s ability to respond nimbly to changing business needs and customer objectives. When taken together with the robust role established for the Lead Director, the Board believes that the structure is currently optimal for the Company.

The Board has created the position of Lead Director to strengthen independent Board oversight in accord with Raytheon’s contemporary governance practices. The Lead Director must qualify as “independent” under our Governance Principles, which comply with NYSE listing standards. The Lead Director is empowered with broad leadership authority and responsibilities, including working with the Chairman to develop and approve Board agendas, advising on the quality, quantity and timeliness of information provided by management to the Board, and acting as a liaison between the independent directors and the Chairman. The Lead Director also chairs executive sessions of the independent directors not attended by management in conjunction with each regularly scheduled Board meeting. The Lead Director’s role is described in greater detail below.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company both directly and indirectly through its committees. The Company has in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify risks across the Company with input from each business unit and function. Under the ERM process, various business risks are identified, assessed and prioritized. The top risks to the Company, and any mitigation plans associated with those risks, are reported to the Board. The ERM process is reviewed with the Board from time to time and is the subject of periodic review by the Audit Committee of the Board. The Company also manages risk through numerous controls and processes embedded in its operations. Such controls and processes also are reviewed from time to time with the Board and/or the relevant Board committees as noted below.

Risk considerations also are raised in the context of a range of matters that are reported by management to the Board or one of the Board’s committees for review. For example, elements of risk are discussed by the full Board in presentations concerning company-wide and business unit annual operating plans, merger and acquisition opportunities, market environment updates, international business activities and other strategic discussions. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of law and regulation are reviewed by the Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, social responsibility, environmental matters, export/import controls and crisis management are reviewed by the Public Affairs Committee. Elements of risk related to compensation policies and practices and talent management are reviewed by the Management Development and Compensation Committee (“MDCC”), as further discussed below. Elements of risk applicable to classified business are reviewed by the Special Activities Committee. Similarly, elements of risk related to governance issues are reviewed by the Governance and Nominating Committee.

Risk Assessment of Overall Compensation Program

The MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels which it then reviewed with the MDCC. The MDCC considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation programs that are designed to mitigate compensation-related risk, such as those described on page 32 under the caption “Management of Compensation-Related Risk.” The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Lead Director

The Board has created the position of independent Lead Director. The Board believes that a Lead Director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles, which are summarized above. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and function of the Lead Director.

The position of Lead Director is currently held by Michael C. Ruettgers, former Chairman and CEO of EMC Corporation. Mr. Ruettgers was first elected Lead Director by the Board in 2006.

Communication with the Board

Shareholders may communicate with our Board through our Lead Director. You may contact the Lead Director in writing, care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” Communications will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal controls over financial reporting or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing, care of Raytheon Company, P.O. Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” Communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards

Our Governance Principles limit the number of public company boards (including Raytheon) on which a director may serve to five, or three in the case of a director who currently serves as a CEO of a public company. This latter limitation applies to the Company’s Chairman and CEO. The Governance Principles provide that a director who is considering joining the board of another public company must notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding the proposed board service, and shall not accept the position until advised by the Chairman of the Board that service on the other board would not conflict with a Raytheon policy or service on the Raytheon Board.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Business Ethics and Conduct and other policies and practices relevant to our business and operations. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend accredited director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the

Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment review as an integral part of its commitment to achieving high levels of Board and committee performance.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Political Contributions and Lobbying Expenditures Disclosure

We disclose on our website a description of our oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, and organizations operated in accordance with Section 527 of the U.S. Internal Revenue Code. We recently expanded this disclosure to include information on lobbying activities at the federal and state level. This disclosure is available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Political Contributions.”

Restatement Clawback Policy

Our Governance Principles contain a Restatement Clawback Policy which gives the Board the right to recover Results-Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and Conflict of Interest Policies which apply to all officers, directors, employees and representatives. The Code of Business Ethics and Conduct and the Conflict of Interest Policies are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Business Ethics and Conduct, including our policies regarding conflict of interest, insider trading, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Business Ethics and Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Business Ethics and Conduct is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com. Any amendments to the Code of Business Ethics and Conduct or the grant of a waiver from a provision of the Code of Business Ethics and Conduct requiring disclosure under applicable SEC rules will be disclosed on our website.

In addition to complying with the Code of Business Ethics and Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President – Business Ethics and Compliance any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through our anonymous, confidential toll-free EthicsLine at 1-800-423-0210.

Transactions with Related Persons

Our Board has adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships involving amounts in excess of $120,000 between (a) the Company (including subsidiaries) and (b) any director, executive officer or 5% shareholder, including immediate family members and certain entities in which they have a significant interest. Under the policy, the General Counsel (or the CEO, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the CEO, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve, disapprove or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company and (e) matters considered by the Board in its director independence determinations.

In a Schedule 13G filing made with the SEC, BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 8.42% of our outstanding common stock as of December 31, 2010. This ownership position includes shares owned by Barclays Global Investors, NA, and affiliates (“BGI”). Under previously established business relationships, BlackRock and BGI, which was acquired by BlackRock on December 1, 2009, have provided investment management services for the benefit of certain Raytheon benefit plans. For providing such investment management services, BGI and BlackRock received combined fees of $9.3 million in 2010, as well as additional amounts from participants in connection with two 401(k) plan investment options. Since BlackRock’s acquisition of BGI, all of these arrangements are under the direct control of BlackRock. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed these relationships. The Committee ratified these relationships on the basis that BlackRock’s ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of BlackRock, and previously BGI, were on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

In accord with the Company’s Related Party Transactions Policy, the Governance and Nominating Committee reviewed a relationship in which the Company is a subcontractor to Sensis Corporation (“Sensis”) and for which the Company received 2010 contract payments of less than $5 million. Erik Smith, an immediate family member of a then executive officer of the Company, is employed as the General Manager of Sensis’ Defense and Security Systems business. The Committee subsequently reviewed the relationship in accordance with the Company’s Policy and found that the contractual terms related to the work performed in 2010 by the Company for Sensis were no more favorable to Sensis than terms that would have been available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the Lead Director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee, Special Activities Committee and Executive Committee. Each committee’s charter (other than the Executive Committee ) is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

The table below provides current membership information regarding the Board and Board committees as of the date of this proxy statement. During 2010, the Board met 10 times. The Board and certain committees also engaged in other discussions and actions during 2010 apart from these meetings. During 2010, the average attendance for directors at Board and committee meetings was 97%, and no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the Annual Meeting of shareholders. In 2010, all of the directors attended the annual meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of every regularly scheduled Board meeting. In addition, committee members generally meet in executive session, without management present, at the conclusion of regularly scheduled meetings of the Governance and Nominating Committee, the Management Development and Compensation Committee, the Audit Committee and the Public Affairs Committee. Each of the committees is comprised solely of independent directors.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Special Activities Committee	Executive Committee
Independent Directors
Vernon E. Clark			X	X	Chair	X
John M. Deutch		X	X
Stephen J. Hadley	X			X	X
Frederic M. Poses	X		Chair			X
Michael C. Ruettgers					X	X
Ronald L. Skates	Chair		X	X		X
William R. Spivey		X		Chair		X
Linda G. Stuntz	X	Chair				X
Inside Director
William H. Swanson						Chair
Number of Meetings in 2010	9	5	7	5	1	0

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditors’ qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditors’ audit of the effectiveness of the Company’s internal controls;

•	Prepares the audit committee report located on page 61 under the heading “Audit Committee Report”;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditors;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K;

•	Discusses with management the Company’s risk assessment and risk management policies, including ERM, the Company’s major financial risk exposures and steps to monitor and control such exposures;

•

Has established a process for employees and others confidentially and anonymously to report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process is available on page 8 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Business Ethics and Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the NYSE and the SEC. The Board has also determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience and training.

Management Development and Compensation Committee

The Management Development and Compensation Committee (“MDCC”):

•	Reviews and oversees compensation and benefits, as well as personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Reviews peer company practices to ensure competitiveness and seeks to align compensation with the performance of the Company;

•	Periodically reviews succession plans for the CEO, the other named executive officers and elected officers of the Company;

•	Periodically reviews career development plans for elected officers and other key employees;

•	Annually assesses the independence of its outside compensation consultants and pre-approves any services proposed to be provided by such consultants to the Company;

•	Administers and makes awards under our equity compensation plans;

•	Reviews and discusses with management the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 25;

•	Prepares the Management Development and Compensation Committee Report found on page 41; and

•	Has the authority to hire independent counsel and other advisors.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The agenda for MDCC meetings is determined by its Chair, with the assistance of our Senior Vice President – Human Resources and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. The Chair reports the MDCC’s actions and its recommendations on named executive officer compensation to the Board. Using its authority to hire independent advisors, the MDCC has retained Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm to assist it in evaluating executive compensation and to assist the Governance and Nominating Committee in evaluating director compensation. For more information on the

MDCC and the services provided to the Committee by Pearl Meyer, see the section entitled “Executive Compensation – Compensation Discussion and Analysis” beginning on page 25.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by shareholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by shareholders in connection with the annual meeting of shareholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Approves director compensation with the concurrence of the Board; and

•	Has the authority to hire independent counsel and other advisors.

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social and legal trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of legal and social responsibility, and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations and legislative policy;

•	political contributions and lobbying;

•	foreign and domestic consultants and representatives;

•	offsets;

•	crisis management and emergency preparedness;

•	pension plan performance, management and governance;

•	government contracting and defense procurement policies;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

Special Activities Committee

The Special Activities Committee was formed in 2010 and performs the following activities:

•	Reviews Company programs, activities, and potential acquisitions involving classified business which involve special performance, financial, reputational or other risks; and

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Reviews policies, processes, practices, procedures, risk management and internal controls applicable to the Company’s classified business to the extent that they deviate from those applicable to the Company’s non-classified business activities.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2010.

Compensation Committee Interlocks and Insider Participation

The members of our MDCC during fiscal year 2010 were Vernon E. Clark, John M. Deutch, Frederic M. Poses and Ronald L. Skates. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the MDCC or our other directors which require disclosure in this proxy statement as a Compensation Committee interlock.

DIRECTOR COMPENSATION

Set forth below is information regarding the compensation of our non-employee directors for 2010.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Vernon E. Clark	$109,000		$120,019	—	—	—	$5,000	(3)	$234,019
John M. Deutch	$98,500		$120,019	—	—	—	—		$218,519
Stephen J. Hadley	$101,000		$120,019	—	—	—	—		$221,019
Frederic M. Poses	$106,000		$120,019	—	—	—	$5,000	(3)	$231,019
Michael C. Ruettgers	$102,500		$170,975	—	—	—	$2,500	(3)	$275,975
Ronald L. Skates	$124,000	(4)	$120,019	—	—	—	$5,000	(3)	$249,019
William R. Spivey	$106,500		$120,019	—	—	—	—		$226,519
Linda G. Stuntz	$112,500		$120,019	—	—	—	$5,000	(3)	$237,519

(1)	Consists of the amounts described below:

Director	Roles	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Mr. Clark	Chair, Special Activities Committee (6/10-12/10)	$65,000	$5,000	$39,000
Mr. Deutch	Chair, Governance Committee (1/10-5/10)	$65,000	$5,000	$28,500
Mr. Hadley	Director	$65,000	—	$36,000
Mr. Poses	Chair, MDCC (6/10-12/10)	$65,000	$5,000	$36,000
Mr. Ruettgers	Lead Director	$65,000	$24,000	$13,500
Mr. Skates	Chair, Audit Committee	$65,000	$20,000	$39,000
Mr. Spivey	Chair, MDCC (1/10-5/10) and Public Affairs Committee (6/10-12/10)	$65,000	$10,000	$31,500
Ms. Stuntz	Chair, Public Affairs Committee (1/10-5/10) and Governance Committee (6/10-12/10)	$65,000	$10,000	$37,500

Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. See footnote 4.

(2)	These amounts represent the aggregate grant date fair value of awards of restricted stock in accordance with the accounting standard for share-based payments.

The aggregate numbers of shares of restricted stock held by each director as of December 31, 2010 were as follows:

Director	Restricted Stock (#)
Mr. Clark	2,280
Mr. Deutch	2,280
Mr. Hadley	2,280
Mr. Poses	2,280
Mr. Ruettgers	3,248
Mr. Skates	2,280
Mr. Spivey	2,280
Ms. Stuntz	2,280

The following table shows the shares of restricted stock awarded to each director during 2010, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Mr. Clark	5/27/10	2,280	$120,019
Mr. Deutch	5/27/10	2,280	$120,019
Mr. Hadley	5/27/10	2,280	$120,019
Mr. Poses	5/27/10	2,280	$120,019
Mr. Ruettgers	5/27/10	3,248	$170,975
Mr. Skates	5/27/10	2,280	$120,019
Mr. Spivey	5/27/10	2,280	$120,019
Ms. Stuntz	5/27/10	2,280	$120,019

(3)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees and directors.
(4)	Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. As a result of such election, Mr. Skates received 1,615 shares of our common stock on May 27, 2010 based on a stock price of $52.64.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2010 are described below.

Annual Retainers.    All of our non-employee directors are paid an annual Board cash retainer as indicated below. A supplemental annual cash retainer is also paid to committee chairs and the Lead Director as indicated below. Directors may elect to receive their annual cash retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainers, including stock in lieu of cash retainers, annually.

Annual Retainer	2010
Board of Directors	$65,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000
Special Activities Committee Chair	$10,000

Meeting Fees.    Our non-employee directors receive a $1,500 meeting fee for each Board or committee meeting attended in person or held by teleconference, except with respect to our Lead Director who receives meeting fees only for Board meetings and not fees for Committee meeting attendance.

Equity Awards.    Each non-employee director also receives an annual grant of restricted stock which is entitled to full dividend and voting rights. Through 2010, these grants were made under the 1997 Nonemployee Directors Restricted Stock Plan. Future equity grants to non-employee directors will be made under the Raytheon 2010 Stock Plan (“2010 Stock Plan”). Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of shareholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change-in-control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her unvested restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In 2010, each non-employee director was awarded $120,000 of restricted stock ($171,000 in the case of the Lead Director).

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which includes coverage for non-employee directors with up to $1,000,000 per incident in accident insurance when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $5,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainer in shares of our common stock which can be received currently or deferred.

Director Stock Ownership and Retention Guidelines

As stated in our Governance Principles, the Board believes that directors should be shareholders and have a financial stake in the Company. Accordingly, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of our common stock with a market value of at least two times his or her annual retainer, with five years to achieve the target ownership threshold. The Governance Principles also provide that a director may not dispose of Company stock until attaining the requisite ownership threshold and thereafter must maintain such equity ownership level.

Policy Against Hedging with Respect to Company Stock

To assure alignment with the long term interests of our other shareholders, under the Company’s Insider Trading Policy, directors, as well as officers and employees, may not engage in short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan).

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by the shareholders. The Board has nominated Vernon E. Clark, John M. Deutch, Stephen J. Hadley, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that will expire at the 2012 Annual Meeting of Shareholders.

We have included below the principal occupation and employment during the past five years and other information about the nominees, including a discussion of the specific considerations relating to the experience, qualifications, attributes or skills considered by the Governance and Nominating Committee in support of each individual’s nomination to serve as a director. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations, the senior uniformed executive of the United States Navy, from 2000 to 2005 (retired in 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; commanded a patrol gunboat and concluded as the Chief of Naval Operations.

•	Current Directorships: Rolls Royce North America (aerospace, marine and energy-related manufacturer) since 2006; and Horizon Lines, Inc. (ocean shipping and integrated logistics company) since 2007.

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Affiliations: Trustee of Regent University and Vanguard University; Member of Air University Board of Visitors; Non-executive Chairman of the Board of SRI International (Stanford Research Institute); Member of USO Board of Governors; and Member of the Defense Policy Board.

•	Age 66.

Admiral Clark’s qualifications to serve on the Board include his extensive knowledge of, and experience with, the products used by and the needs of our customers based on his extensive career as an officer in the United States Navy, coupled with his organizational acumen and leadership ability illustrated by his service as Chief of Naval Operations.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Current Directorship: Cheniere Energy, Inc. (liquefied natural gas receiving company) since 2006.

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Past Directorships: Citigroup Inc. (financial services company) from 1996 to April 2010; Cummins Engine Company, Inc. (provider of engines and related technologies) from 1997 to 2008; and Schlumberger Ltd. (oilfield services company) from 1997 to 2007.

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Center for American Progress; Massachusetts General Hospital Physicians Organization; and Urban Institute.

•	Age 72.

Mr. Deutch’s qualifications to serve on the Board include his extensive knowledge and experience relating to technology, intelligence and security matters, as well as public policy, based on his varied high level roles in government and academia.

STEPHEN J. HADLEY

•	Director of the Company since 2009.

•	Senior Advisor for International Affairs at the U.S. Institute of Peace since 2009.

•	Principal in The RiceHadley Group, LLC (international strategic consulting firm) since 2009.

•	Assistant to the President for National Security Affairs from 2005 to 2009.

•	Assistant to the President and Deputy National Security Advisor from 2001 to 2005.

•	Partner in the Washington, D.C. law firm of Shea & Gardner and a principal in The Scowcroft Group (international consulting firm) from 1993 to 2001.

•	Affiliations: Director of the Atlantic Council of the United States; Member of the Council on Foreign Relations; Member of the International Institute for Strategic Studies.

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Current Directorships: The Bessemer Group, Incorporated, Bessemer Securities Corporation (including service on its Audit Committee), and certain related entities (all privately held financial services companies) since 2009.

•	Age 64.

Mr. Hadley’s qualifications to serve on the Board include his extensive knowledge and experience relating to national security, international affairs, public policy, legal matters and formulation of strategy, based on his varied high level roles in government, consulting and the practice of law.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and CEO of Trane, Inc. (formerly American Standard Companies, Inc.) (air conditioning systems, services and solutions provider) from 2000 to 2008.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in 1988.

•	Current Directorship: Non-executive Chairman of the Board of Tyco Electronics, Ltd. (manufacturer and provider of an array of products including electronics and telecommunications) since 2007.

•	Past Directorships: Centex Corporation (home building company) from 2001 to 2009; and Trane, Inc. from 1999 to 2008.

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Affiliations: Chairman of the Board of National Center for Learning Disabilities; Member of the Duke Engineering School Board of Visitors; Trustee of Eagle Hill School, Greenwich, CT; and Member of the Board of Central Synagogue.

•	Age 68.

Mr. Poses’ qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chief operating officer of a large public company and as chairman and CEO of a second large public company.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•	Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Current Directorship: Non-executive Chairman of the Board of Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications) since 2008.

•	Past Directorship: EMC Corporation from 1992 to 2005.

•	Affiliations: Trustee of Lahey Clinic.

•	Age 68.

Mr. Ruettgers’ qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chairman and CEO of a large public company operating in the technology sector.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•	President and CEO of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•

Current Directorships: State Street Corporation (financial services company) since 2002; Courier Corporation (book manufacturer and specialty publisher) since 2003; and Gilbane, Inc. (privately held real estate development and construction company) since 2002.

•	Past Directorship: Cabot Microelectronics Corporation (supplier of chemical mechanical planarization products and services) from 2001 to 2005.

•	Affiliations: Trustee Emeritus of Massachusetts General Hospital; and Trustee of the Massachusetts General Hospital Physicians Organization.

•	Age 69.

Mr. Skates’ qualifications to serve on the Board include his extensive business experience, skills and acumen evidenced by his service as president and CEO of a large public technology company, coupled with his accounting expertise derived from being a certified public accountant and partner of a major accounting firm.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	President and CEO of Luminent, Inc. (fiber-optic transmission products provider) from 2000 to 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from 1997 to 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•

Current Directorships: Cascade Microtech, Inc. (advanced wafer probing solutions provider) since 1998; Novellus Systems, Inc. (advanced process equipment provider) since 1998; and Laird PLC (electronics components and systems provider) since 2002.

•

Past Directorship: Lyondell Chemical Company (manufacturer of basic chemicals and derivatives) from 2000 to 2007; and ADC Telecommunications, Inc. (supplier of network infrastructure products and services) from 2004 to 2010.

•	Age 64.

Mr. Spivey’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a business unit head at three public technology companies and CEO of another public technology company.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since 1995.

•	Partner in the law firm of Van Ness Feldman from 1993 to 1995.

•	Deputy Secretary of, and held senior policy positions in, the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Past Directorship: Schlumberger Ltd. (oilfield services company) from 1993 to 2010.

•	Affiliations: Director of Wittenberg University.

•	Age 56.

Ms. Stuntz’s qualifications to serve on the Board include her extensive knowledge and experience relating to corporate governance, public policy and legal matters, as well as legislative and regulatory affairs, based on her varied high-level roles in both the executive and legislative branches of government, as well as the practice of law.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and CEO of the Company since 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and CEO of Raytheon Systems Company from January 1998 to January 2000.

•	In the 39th year of his career at the Company, which has included a wide range of leadership positions.

•	Current Directorship: NextEra Energy, Inc. (formerly FPL Group, Inc.) (a clean energy company) since 2009.

•	Past Directorship: Sprint Nextel Corporation (wireless and wireline communications services provider) from 2004 to 2008.

•

Affiliations: Congressional Medal of Honor Foundation Board of Directors; the California Polytechnic State University President’s Cabinet; the Cal Poly Foundation Board of Directors; the John F. Kennedy Library Foundation, Vice Chairman, Board of Directors; Chairman of the Business-Higher Education Forum; and Aerospace Industries Association Executive Committee.

•	Age 62.

Mr. Swanson’s qualifications to serve on the Board include his extensive business experience, skills and acumen developed over the past 38 plus years with the Company during which he has held a wide range of leadership positions, including general manager of Missile Systems, head of Electronic Systems, CEO of Raytheon Systems Company, President of the Company and, since 2003, CEO.

The Board unanimously recommends that shareholders vote FOR each of the nominees for election. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

STOCK OWNERSHIP

Five Percent Shareholders

The following table lists those persons or groups (based solely on our examination of Schedules 13G filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2010.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	30,702,601	8.42%

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	20,804,746	5.71%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of March 1, 2011 for (a) each director and nominee for director, including our CEO, (b) our CFO and our three other most highly compensated executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	622,616	(1)
	348,722	(7)(8)

	971,338	(1)(7)(8)
Vernon E. Clark	10,122	(4)
John M. Deutch	19,166	(4)
Stephen J. Hadley	4,642	(4)
Frederic M. Poses	25,821	(4)(5)
Michael C. Ruettgers	34,702	(4)
Ronald L. Skates	33,422	(4)(6)
William R. Spivey	30,396	(4)
Linda G. Stuntz	14,896	(4)

(b)
David C. Wajsgras	161,883	(7)
Jay B. Stephens	165,846	(2)(3)(7)
Colin J.R. Schottlaender	33,258	(3)(9)
Richard R. Yuse	52,258	(3)(7)

(c)
All directors, nominees for director and executive officers as a group (21 persons)	2,037,160	(1)(2)(3)(4)(5)(6)(7)(8)(9)

(1)	Shares owned outright by Mr. Swanson.
(2)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Stephens – 16,820; all executive officers as a group – 32,000.
(3)	Includes shares indirectly held by the beneficial owner through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Stephens – 89; Mr. Schottlaender – 3,229; Mr. Yuse – 3,161; all executive officers as a group – 20,413.
(4)	Includes shares of restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan over which the beneficial owner has voting power as follows: Ms. Stuntz and Messrs. Clark, Deutch, Hadley, Poses, Skates and Spivey – 2,280 shares each; and Mr. Ruettgers – 3,248 shares.
(5)	Includes 16,272 shares held by a family charitable foundation over which Mr. Poses has voting and investment power.
(6)	Includes 16,263 shares held in various trusts. Mr. Skates disclaims beneficial ownership of 2,400 shares held in such trusts.
(7)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Swanson 220,472; Mr. Wajsgras – 57,946; Mr. Stephens – 55,052; Mr. Yuse – 35,128; and all executive officers and directors as a group – 591,114.
(8)	Includes vested deferred compensation equivalent to 128,250 shares of our common stock attributable to Mr. Swanson.
(9)	Mr. Schottlaender retired from the Company on December 31, 2010. For purposes of this table, we are treating Mr. Schottlaender as a named executive officer as of March 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2010, none of our directors, executive officers or 10% shareholders failed to file a required report on time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the discussion that follows, we first provide an executive summary of this section and then provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, to whom we refer as our named executive officers:

•	our Chairman and CEO, William H. Swanson;

•	our Senior Vice President and Chief Financial Officer, David C. Wajsgras;

•	our Senior Vice President, General Counsel and Corporate Secretary, Jay B. Stephens;

•	our Vice President, and President of our Network Centric Systems (NCS) business, Colin J. R. Schottlaender, who retired on December 31, 2010; and

•	our Vice President, and President of our Space and Airborne Systems (SAS) business, Richard R. Yuse.

The discussion below is intended to help our shareholders understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

From a compensation perspective, we are committed to (1) retaining and attracting highly-qualified executives, (2) motivating these executives to achieve our overall business objectives, (3) rewarding performance, and (4) aligning the interests of our executives with our shareholders. Consistent with this compensation philosophy, our program seeks to:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•

tie a significant portion of each executive’s compensation to the Company’s performance and individual performance against various pre-established financial, operational and other goals, through variable, at-risk short- and long-term incentive awards;

•	provide awards with both significant upside opportunity for exceptional performance and downside risk for under-performance, which can result in different compensation among executives; and

•

align closely our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a significant amount of our common stock throughout their tenure with us.

In accordance with our philosophy, we provide our executives with consistent, competitive compensation opportunities allowing potential upside for exceptional performance. The table below summarizes the 2008 – 2010 compensation opportunities provided to our named executive officers, and reflects the view of our Board and the Management Development and Compensation Committee (MDCC) with respect to their annual compensation decisions for those executives during those years.

TOTAL COMPENSATION FOR 2008 – 2010

Executive	Year(1)	Salary(2)	(Non-Equity Incentive Plan Compensation) RBI(3)	(Stock Awards) Long-Term Incentives		All Other		Total
				Restricted Stock	LTPP Award(4)
William H. Swanson	2010	$1,327,622	$2,800,000	$3,799,976	$6,386,011	$488,921		$14,802,530
	2009	$1,297,920	$3,050,000	$3,799,991	$6,386,000	$462,064	(5)	$14,995,975	(5)
	2008	$1,328,640	$3,050,000	$3,799,985	$6,385,987	$491,539		$15,056,151

David C. Wajsgras	2010	$818,315	$800,000	$1,000,002	$1,200,017	$122,674		$3,941,008
	2009	$790,203	$870,000	$999,983	$1,200,005	$108,112		$3,968,303
	2008	$789,944	$870,000	$1,000,003	$1,169,954	$119,051		$3,948,952

Jay B. Stephens	2010	$716,170	$720,000	$949,994	$1,200,017	$111,259		$3,697,440
	2009	$690,825	$780,000	$950,020	$1,200,005	$111,514		$3,732,364
	2008	$689,146	$780,000	$949,996	$1,169,954	$113,332		$3,702,428

Colin J. R. Schottlaender	2010	$543,684	$550,000	$849,978	$1,099,993	$131,951		$3,175,606
	2009	$485,238	$550,000	$799,996	$1,100,012	$75,706		$3,010,952

Richard R. Yuse	2010	$456,088	$500,000	$700,007	$799,975	$382,151		$2,838,221

(1)	Years in which the executive was a named executive officer.
(2)	2008 salaries are based on 27 bi-weekly pay periods as compared to 26 bi-weekly pay periods for 2009 and 2010.
(3)	Annual Results-Based Incentive (RBI) cash award. RBI awards are discussed under “Annual Incentives” on page 33.
(4)	Long-Term Performance Plan (LTPP) award. LTPP awards are discussed under “Long-Term Incentives – LTPP” on page 36.
(5)	Reflects an increase of $59,619 from the amounts reported in our 2010 proxy statement. For further information please see the discussion included in footnotes (6) and (7) to the Summary Compensation Table on page 42.

The above table differs from the 2010 Summary Compensation Table required by the SEC, which appears on page 42, and is not a substitute for that table. The 2010 Summary Compensation Table includes amounts based on the change in the actuarial present value of the executives’ accumulated pension benefits. The above table excludes these amounts because the Company and the MDCC consider the pension plan in the context of their assessment of the overall benefit design and the competitiveness of the Company’s retirement benefits, and not as an element of their annual compensation decisions. Another difference is that the amounts set forth under the Restricted Stock and LTPP Award columns in the above table represent the full grant date intrinsic values of such awards granted in the respective years only (e.g., target number of shares times the price of our common stock on the grant date) that is the basis upon which the Company, the MDCC and the Board consider these awards in proposing, recommending and approving annual compensation. In contrast, the Stock Awards column in the 2010 Summary Compensation Table represents the grant date fair value of such awards for financial statement reporting purposes, which differs from the intrinsic value of the LTPP awards. These awards are discussed in more detail under “Long-Term Incentives” on page 36.

We discuss the elements of our compensation program set forth in the above table in detail beginning on page 30 and describe how we set these opportunities and the total compensation of our named executive officers so that they are market competitive and are based on Company and individual performance.

While we have provided consistent compensation opportunities, the actual compensation earned by our executives has varied based on performance in accordance with our pay-for-performance objective. Overall, the named executive officers’ compensation reflected strong Company and individual performance in 2008 and 2009. While Company performance remained solid in 2010, it was affected by additional challenges in the market environment. Individual performance remained strong in 2010. For 2010, base salaries for our CEO and the next two most highly paid named executive officers increased by an average of 3.5%, compared to the prior year when the CEO requested to receive no salary increase over the prior year and the other executives received an average 4% increase. Mr. Schottlaender and Mr. Yuse received higher percentage increases than the other executives in 2010 in an effort to bring their base salaries closer to the 50th percentile of the market. With respect to RBI, the 2010 award for the CEO and the next two most highly paid executive officers decreased by an average of 8.1%, primarily driven by the lower RBI funding percentage in 2010. The award for Mr. Schottlaender, who retired at the end of 2010, did not change year over year. In discussion with the MDCC prior to the grant date of any awards for 2009, our CEO had requested that his 2009 base salary not be increased over his 2008 base salary and that his 2009 RBI not be increased over his 2008 award, which requests were accepted by the MDCC. For a discussion of named executive officer base salaries and RBI awards see pages 33 to 36.

In 2010, we continued to perform well in a challenging environment. Examples of our solid operational performance in 2010 include bookings of $24.4 billion, backlog of $34.6 billion, a book to bill ratio of approximately 1, positive net sales growth and operating cash flow of $1.9 billion after a $750 million discretionary pension plan contribution.

In line with our pay-for-performance philosophy, our executives received competitive compensation commensurate with these results, particularly through our performance-based 2010 RBI and the 2008 – 2010 LTPP. These programs are specifically designed to closely tie the compensation paid to the individual executive with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, the results we achieved, and the location of where you can find a more detailed discussion of this section, are set forth in the table below.

Compensation Element	Performance Metrics	Results Achieved
2010 RBI	Bookings; net sales; free cash flow (FCF); operating income from continuing operations; and return on invested capital (ROIC).	We exceeded our pre-established 2010 target for FCF, met it for ROIC, but did not meet the targets for the other metrics, resulting in the achievement of an overall funding level of 92.3%. See discussion beginning on page 33.

2008 – 2010 LTPP	ROIC; cumulative FCF; and total shareholder return (TSR).	We exceeded our pre-established three-year targets for average ROIC and cumulative FCF, but did not meet our target for TSR over the three-year period, which resulted in a 143.8% of target payout in shares of our common stock. See discussion beginning on page 36.

How We Determine and Assess Executive Compensation

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board bears the ultimate responsibility for approving the compensation of our named executive officers. The MDCC assists the Board in discharging this responsibility. Information about the MDCC and its composition, responsibilities and operations can be found on page 12 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Independent Compensation Consultant

In 2010, the MDCC retained Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups, provide the MDCC with a report on peer compensation trends, perform a pay-for-performance assessment and perform related services. Pearl Meyer’s work product provides one source of input to the MDCC’s compensation decision making process, combined with information and analyses the MDCC receives from management and the Committee’s own judgment and experience.

The MDCC has adopted a formal compensation consultant independence policy to ensure that it receives independent and unbiased advice and analyses from its consultant. The MDCC has also amended its charter to require an annual assessment by the MDCC of the independence of the outside compensation consultant. The MDCC has determined that Pearl Meyer is independent pursuant to the policy and in accordance with its charter. The policy requires the pre-approval of any services proposed to be provided by the consultant to the Company. The MDCC’s pre-approval review is intended to ensure that the provision of non-MDCC services to the Company will not impair the consultant’s independence. As a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm’s annual gross revenues and prohibits altogether the provision of services to Company officers and directors. In accordance with the policy, the MDCC pre-approved the Company’s acquisition from Pearl Meyer of certain industry compensation surveys which Pearl Meyer makes available generally to companies for a fee. The fees paid to Pearl Meyer for these surveys were less than $10,000, and well below 1% of Pearl Meyer’s 2010 annual gross revenues.

Key Considerations Related to Executive Compensation

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	Company and individual performance in five areas – financial, operational, customer satisfaction, people and “Six Sigma”; and

•	Market competitiveness of our compensation programs.

Company and Individual Performance

In addition to market competitiveness, we use a number of factors to determine our compensation levels and to customize our compensation program to most accurately recognize Company and individual performance and contribution to the enterprise. We consistently review performance in these five areas:

•

Financial – we focus on financial metrics that are good indicators of whether the Company and our businesses are achieving their annual or longer-term business objectives, such as bookings, sales, operating income, free cash flow and return on invested capital;

•

Operational – we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System;

•

Customer satisfaction – we measure customer satisfaction through the use of customer satisfaction surveys, performance against program cost and schedule indices, annual customer performance assessment reports and through customer award fees;

•	People – we assess our executives’ development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce; and

•	“Six Sigma” – we look to see how well the Company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

Collectively, we consider these five factors to provide a measurable assessment of executive performance that will build value for our shareholders. We look to each of them, to varying degrees, to make the most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In 2010, we used two peer groups for these purposes:

•

A core peer group, which consists of companies that are either aerospace and defense companies or that have substantial aerospace or defense businesses. We compete to varying degrees for business and talent with the companies in this core peer group. The companies comprising the core peer group are as follows:

The Boeing Company	General Dynamics Corporation
Goodrich Corporation	Honeywell International, Inc.
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and six additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours. The broader peer group companies are as follows:

3M Company	Emerson Electric Co.
Caterpillar Inc.	Goodrich Corporation
General Dynamics Corporation	ITT Corporation
Honeywell International, Inc.	L-3 Communications Holdings, Inc.
Johnson Controls, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Motorola, Inc.
Textron Inc	Rockwell Collins, Inc.
The Boeing Company	United Technologies Corporation

We review the peer groups annually to ensure that we have the appropriate marketplace focus. As our strategy changes, we leverage our capabilities into other markets, or significant changes occur to a company or companies within the peer groups, we may change the companies within them.

The MDCC obtains information on the compensation levels, programs and practices of the companies within the core and broader peer groups. Statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. The MDCC also considers market survey data for companies outside of our core and broader peer groups as a general indicator of relevant market conditions and pay practices and as a broader reference point. This market survey data was developed by national compensation consulting firms and provided to the MDCC by Pearl Meyer, its independent compensation consultant.

The MDCC establishes and evaluates compensation levels for our named executive officers based on the market data, as well as other factors, as discussed below. While aggregate target and actual pay levels are analyzed and measured against market data, individual and Company performance can result in compensation for any one individual that varies from the market median. In 2010, Pearl Meyer also provided the MDCC with a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs.

2010 Review of Compensation

Pearl Meyer provided the MDCC with a marketplace assessment of our named executive officers’ 2010 compensation in comparison to compensation for comparable positions within the market. Pearl Meyer looked at the market in terms of:

•	base salaries;

•	total cash compensation (which includes base salary and annual incentive award);

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity); and

•	benefits and perquisites.

This assessment showed that:

•	The 2010 base salaries for our named executive officers, on average, approximated the 50th percentile of the market;

•	Total cash compensation for our named executive officers, on average, fell between the 50th and the 75th percentiles;

•	Total direct compensation for our named executive officers, on average, fell between the 50th and 75th percentiles;

•	Raytheon is competitive with peers in terms of the number and types of executive benefits and perquisites provided; and

•	Raytheon continues to exhibit close alignment between relative pay and relative performance on both a short-term and long-term basis and delivered pay commensurate with that performance.

Pearl Meyer also assisted the MDCC with a pay-for-performance analysis, which assessed the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups using 2009 data. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focused on realized or realizable pay in relation to past performance. For 2009, Pearl Meyer concluded that there was close correlation between pay and performance at Raytheon relative to the peer groups. A similar 2010 pay-for-performance assessment will be performed in 2011 once peer group performance data is available.

The MDCC also periodically reviews the formulas that determine benefits under our pension and retirement plans and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

Elements of Our Compensation Program

Our executive compensation program is designed to meet the objectives discussed in the Executive Summary, including tying a significant portion of each executive’s compensation to Company and individual performance. As discussed in more detail below, our 2010 program successfully met our pay-for-performance objectives.

Our program consists primarily of the following integrated elements: base salary, annual incentive awards, and long-term achievement opportunities (LTPP and restricted stock awards), which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Mix of Total Compensation

The MDCC, with the assistance of management and the MDCC’s independent consultant, oversees, approves, administers and assesses the effectiveness of all compensation vehicles against the market and our overall compensation philosophy as discussed earlier in this report. The table below describes each element and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with shareholders’ interests
Base Salary (Base)	✓
Annual Incentive Plan (RBI)	✓	✓	✓
Performance-Based Restricted Stock Units (LTPP)	✓	✓		✓
Time-Based Restricted Shares (RSA)	✓			✓
Benefits, Perquisites, and Other Compensation, including severance and change-in-control arrangements (Perks & Other)	✓

The following charts illustrate the percentage of total target compensation comprised by each element for our CEO and for our other named executive officers, on average, respectively. These percentages correspond to the target levels for each element, as approved for fiscal 2010.

Allocation of Total Direct Compensation

The MDCC annually reviews the relative mix of our compensation elements to those of the market for comparable positions. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

Just as our shareholders put their money at risk when they invest in our Company, a significant portion of our executives’ compensation is at risk, and that risk increases with the executive’s level of responsibility. We also balance the short and long-term focus of our executives and align their interests with those of our shareholders by making sure that a significant portion of their compensation is payable in stock. In addition, to reinforce this direct link with shareholders’ interests, we require our executive officers to own and retain a meaningful amount of our stock. See page 37 for a discussion of our Stock Ownership and Retention Guidelines.

With these considerations in mind, the allocations of total direct compensation opportunities for fiscal year 2010 appear in the tables below.(1)

CEO
Fixed 9% (Base Salary)	Variable 91% (RBI + Long-Term Incentive Value(2))
Short-term 28% (Base Salary + RBI)	Long-term 72% (Long-Term Incentive Value)
Cash 28% (Base Salary + RBI)	Equity-Based 72% (Long-Term Incentive Value)

Other Named Executive Officers (Average allocation for the four Named Executive Officers other than the CEO)
Fixed 20% (Base Salary)	Variable 80% (RBI + Long-Term Incentive Value)
Short-term 40% (Base Salary + RBI)	Long-term 60% (Long-Term Incentive Value)
Cash 40% (Base Salary + RBI)	Equity-Based 60% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts on page 31, which do include perquisites and other executive benefits.

(2) Long-Term Incentive Value consists of LTPP and RSA.

According to an analysis performed by Pearl Meyer, these weightings were in line with what the companies in our peer groups provided to their executives holding comparable positions. The MDCC does not establish any fixed relationship between the compensation of our CEO and that of any other named executive officer. Using market data as a general reference point, we believe that the differences between our CEO’s compensation and the compensation of the other named executive officers are consistent with differences that exist at comparable companies and are consistent with our executive compensation philosophy.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage compensation-related risk:

•

An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plans and create an alignment with long-term shareholder interests;

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•	Guidelines designed to assure the independence of our compensation consultant who advises the MDCC as described above on page 27;

•	A clawback policy and equity grant procedures, as described below on pages 40 and 41; and

•	Incentive compensation to named executive officers based on individual performance and overall Company performance.

As discussed beginning on page 7, the MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Base Salary

Base salary is the one fixed component of our executives’ total direct compensation that is not at risk based on Company performance and/or stock price variations. The MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to his direct reports. To maintain competitive levels, we refer to the market median of base salaries for comparable positions in setting our named executive officers’ base salaries. However, we also consider the executive’s:

•	Experience for the position;

•	Personal contribution to the financial and operational performance of the Company and its businesses; and

•	Contribution in the areas of operational improvements, customer satisfaction, effective management of human resources, and Six Sigma.

These other factors could cause any one executive officer’s base salary to be above or below the market median for a comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive marketplace positions.

Based on the MDCC’s review of market data and the foregoing individual factors, base salary increases in 2010 for our named executive officers averaged 3.5% except for Mr. Schottlaender and Mr. Yuse who received higher increases in an effort to bring their base salaries closer to the 50th percentile. The 2010 base salaries for our named executive officers, on average, approximated the 50th percentile of the market.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives’ annual incentive award is at risk based on how well the Company and the executive perform.

We award annual incentives under our Results-Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI incentive for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI incentive pool is dependent on the Company’s success in achieving specified financial performance goals, as described below.

•

Second, the size of the executive’s incentive payout from the funded pool depends on actual performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.

Target Opportunities.    We generally set the target RBI amount for each executive at the median of our peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds individual performance objectives.

We use the sum of target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant’s actual RBI incentive payout will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the five equally weighted financial metrics identified below for purposes of funding an overall pool for the RBI plan for 2010. These metrics and weightings determining RBI funding have remained the same since 2003.

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations – a measure of our profit from continuing operations for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital.

ROIC and FCF are non-GAAP financial measures and are calculated as follows:

•	ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax

(estimate of interest portion of operating lease expense) less (iv) after-tax FAS/CAS pension and post-retirement benefits expense/income, and (v) excluding charges for debt repurchases and other similar non-operational items, divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of the accounting standard for employers’ accounting for defined benefit pension and other postretirement plans, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

Considered in the aggregate, the five metrics are strong indicators of our overall performance and our ability to create shareholder value. These measures are balanced among long-term and short-term performance, growth and efficiency and are aligned with our business strategies. For example, we continue to focus on growing our business in core defense and new markets, both domestic and international, and our success in this area should be reflected in our bookings in the shorter term and net sales in the longer term. In addition to growing our business, we maintain a strong focus on program execution and the prudent management of capital and investments in order to maximize operating income and cash and to continue to improve ROIC.

For each financial metric, we set a specific target performance goal and a defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric, generally 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. A total Company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total Company RBI funding percentage. In addition to the five financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of a business’ performance on criteria such as customer satisfaction, growth, people and productivity.

The following table summarizes the performance target, and the corresponding total Company RBI funding percentage for 2010:

Financial Metric	Performance Target	RBI Funding
Bookings	$26.06B	84.3%
Net Sales	$26.37B	88.5%
Free Cash Flow	$1.62 B	113.5%
Operating Income from Continuing Operations	$3.15 B	75.0%
ROIC	12.1%	100.2%
Overall Funding Level %		92.3%

In 2010, the Company performed well and approached, and in some instances exceeded, applicable performance targets, which resulted in a total Company RBI funding percentage of 92.3%.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management’s view of the potential performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottom up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. This process culminates with a Board review of each business’ annual plan during which the Board assesses the credibility of the plan. Based on the final annual plans of the businesses, management prepares the Company’s annual operating plan, which is also reviewed and approved by the Board of Directors. In addition, consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, was adjusted to account for the impact of certain matters not factored into the annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items such as the FAS/CAS pension adjustment.

Individual Performance Objectives.    Individual performance is directly reflected in an executive’s RBI award. While combined Company and individual business performance drives funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus the executive’s achievement of individual performance objectives. If an executive under-performs in relation to his objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The Lead Director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The Lead Director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO’s RBI award.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

Examples of individual performance objectives for our named executive officers for 2010 include:

•	Financial objectives within the individual’s business or functional area;

•	Successfully managing human resources and developing a stronger organization within the individual’s business or functional area;

•	Improving employee opinion survey results;

•	Achieving exemplary regulatory compliance;

•	Increasing energy efficiency and successfully implementing workplace safety initiatives;

•	Demonstrating effective leadership behaviors; and

•	Promoting a culture of innovation through respect and inclusion.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his individual performance objectives.

In 2010 our named executive officers performed well against their individual objectives, exceeding our expectations, and accordingly, their individual performances resulted in RBI awards slightly above their funded RBI target levels. A summary of our named executive officers’ 2010 performance follows:

William Swanson

Under Mr. Swanson’s leadership as Chief Executive Officer in 2010, the Company continued to grow and build upon its strong financial balance sheet, increasing ROIC and margin performance. In addition, four acquisitions were signed or closed, adding to the Company’s technical portfolio. Drawing on the Company’s leadership bench strength, Mr. Swanson appointed three new senior leaders from within the Company while reaching outside the Company for another.

David Wajsgras

As Chief Financial Officer, Mr. Wajsgras continued to ensure process excellence and financial discipline across Raytheon. Mr. Wajsgras continued to lead substantial improvements in working capital management while achieving the Company’s targets for cash flow and ROIC. Further, he led productivity and cost reduction initiatives that resulted in margin improvement.

Jay Stephens

Mr. Stephens provided broad-based business guidance beyond the traditional role of General Counsel. In 2010, he provided strong leadership for the Company’s governance processes while enhancing the transparency of our financial and governance filings. He led the Company’s effort with respect to our sustainability program, achieving enhanced performance and national recognition. Mr. Stephens also continued to provide sound leadership in managing the Company’s regulatory risk profile and fostering a culture of integrity through innovative ethics programs.

Colin Schottlaender

Mr. Schottlaender completed a successful year as Business President of NCS. As part of a planned transition to retirement, he helped his successor gain a firm understanding of the business prior to his retirement at year end.

Richard Yuse

Mr. Yuse assumed the role as Business President of SAS in April of 2010. Under his leadership, SAS met or exceeded its financial business metrics. Raytheon Technical Services Company, where he was business president prior to assuming his role at SAS, also met or exceeded its financial business metrics.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors (excluding the CEO) approves all of our named executive officers’ annual RBI awards, based on a recommendation from the MDCC. The 2010 Grants of Plan-Based Awards table on page 46 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive for 2010. Their actual RBI awards earned for 2010 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 42. The actual 2010 RBI payments to our named executive officers, on average, fell between the 50th and 75th percentiles of the market. This is consistent with our RBI structure which contemplates an executive’s actual payout approaching or exceeding the 75th percentile based on strong individual and Company performance.

Long-Term Incentives

Our long-term incentive opportunities reward Company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and restricted stock awards that vest on a specified time schedule. While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.

We target our named executive officers’ long-term incentives, on average, between the 50th and 75th percentiles of the market for long-term incentives for employees in similar positions. The 2010 Grants of Plan-Based Awards table on page 46 shows the LTPP and restricted stock awards that were granted to each of our named executive officers for 2010.

LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2010 Stock Plan (awards prior to May 27, 2010 were under our 2001 Stock Plan) to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in over-lapping three-year cycles, which provides continuity of opportunity and marketplace consistency.

The performance goals for the 2010 – 2012, 2009 – 2011, and 2008 – 2010 performance cycles, which are independent of each other, are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2010 – 2012	50%	25%	25%	100%
2009 – 2011	50%	25%	25%	100%
2008 – 2010	50%	25%	25%	100%

We have used the same performance metrics since 2006 and the same weightings since 2007. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital. The calculation of ROIC is the same as the calculation described above under the discussion of the RBI plan except for certain variations due to averaging the metric over the three-year performance cycle.

•

Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders. The calculation of CFCF is essentially the same as the FCF calculation described above under the discussion of the RBI plan.

•

Total Shareholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period and provides a percentage ranking.

We selected these three non-GAAP financial performance measures because they are good indicators of the Company’s overall performance and lead to the creation of long-term value for our shareholders. They also reflect input from our investors. In particular, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations, grow our business and manage our debt levels, and, going forward, will be useful in the development of technology and making acquisitions to meet our strategic objectives.

Comparative TSR is a good measure that incentivizes our executives to outperform our peers in creating shareholder value. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. The non-defense companies in the broader peer group may be impacted differently by economic and market factors that may be less relevant to aerospace and defense companies.

In setting the performance levels for each of these metrics in the LTPP, we start with our five-year strategic plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period based on identified future challenges, risks and opportunities, and is reviewed and approved by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are substantially uncertain. We do not make changes in the LTPP targets as our business projections are revised in subsequent years. Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to accurately predict whether they will be met as the Company’s performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As a result of these factors, it is too early to tell how our future financial performance will affect future LTPP awards.

The following table summarizes our performance in the three performance metrics and the corresponding funding for such metrics for the 2008 – 2010 award cycle.

Performance Metric and Weighting	Performance Against Targets	Metric Funding
CFCF (25%)	$6,720 million (pre-established target of $5,274 million and maximum of $6,774 million)	43.8%

TSR (25%)	Ranked eighth within our core peer group (with funding dependent on our relative rank compared to our core peer group of 11 companies, including ourselves)	12.5%

ROIC (50%)	12.19% (pre-established target of 11.13% and maximum of 12.56%)	87.5%

		143.8%

This combined level of performance on CFCF, TSR and ROIC resulted in 143.8% of the target award for the 2008 – 2010 award cycle being earned and paid out in shares of common stock.

Restricted Stock.    Restricted stock awards with time-based vesting schedules provide a strong retentive complement to the LTPP, while still keeping focus on creating shareholder value. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner with an equity stake in our business. Restricted stock awards granted to our named executive officers in 2010 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives.

Stock Ownership and Retention Guidelines

As a way to reinforce a culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our executive officers. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers’ commitment to enhancing long-term shareholder value. Our CEO is required to own shares of stock with a market value of at least five times his annual base salary, and our other named executive officers are required to own shares of stock with a market value of at least three times their annual base salaries. For our other officers, the ownership requirements range from one to three times their annual base salaries. Officers are required to meet the applicable target ownership threshold within five years. Attainment of these ownership levels is reviewed regularly by the MDCC. In 2009, we clarified the stock retention provisions of our Stock Ownership and Retention Guidelines in line with our existing practices to state specifically that directors and executive officers may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specific ownership levels. As of December 31, 2010, each of our named executive officers had met or exceeded his stock ownership requirements.

Policy Against Hedging with Respect to Company Stock

In order to assure alignment with the long-term interests of our other shareholders, under the Company’s Insider Trading Policy, our officers, as well as other employees and non-employee directors, may not engage in short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan).

Perquisites and Other Executive Benefits

While a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Access to quality health care and other benefits protects the health and well-being of our employees and their families. In addition, under our executive perquisite policy, we provide our executive officers a car allowance or Company-leased car, financial planning services and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies. In 2010, we implemented a new practice to transition all car leases to car allowances as existing leases expired. In 2009, we eliminated, effective as of January 1, 2010, the following perquisites previously provided to certain executives after a separation under our executive severance guidelines and upon a qualifying termination within 24 months after a change-in-control under change-in-control severance agreements: car allowances, excess liability insurance, financial planning services, and executive physicals.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.

We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a majority of our employees:

•	the Raytheon Savings and Investment Plan (RAYSIP), a tax-qualified defined contribution retirement plan (401(k) plan);

•

the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, non-contributory defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Stephens and Yuse; and

•

the TI Systems Pension Plan, a tax-qualified, non-contributory pension plan that is part of the Raytheon Company Pension Plan for Salaried Employees and covers most of the people who became Raytheon employees when Raytheon acquired certain assets of Texas Instruments Incorporated in 1997, including Mr. Schottlaender.

We also maintain the Raytheon Excess Pension Plan for employees who qualify, including our named executive officers. The Raytheon Excess Pension Plan is a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code.

In addition, certain senior executives, including our named executive officers, are eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate but not exceed the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. The SERP benefit (up to 50% of final average earnings for a participant who retires after age 60 with at least 15 years of service to the Company) is offset by amounts payable under our other Company pension plans, any prior employer plan and Social Security.

Mr. Swanson will not receive a payment under the SERP because of his longstanding service with Raytheon (39 years). Were he to retire, his pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 51.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among substantially the same investment options available under our qualified RAYSIP, which also accumulate on a tax-deferred basis. We make a matching contribution of up to 4% of deferrable compensation. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance guidelines. Such benefits provide protection for our executives who, upon joining the Company, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, the severance benefits under these guidelines provide a multiple of base salary and target annual incentive award (2.99 for our CEO and 2.0 for the other named executive officers) and continuation of welfare, benefit and retirement plans for 2.99 and 2 years, respectively. In 2009, we changed our guidelines prospectively to reduce these multiples for new executives (2.0 for the CEO and 1.0 for other executive officers). We also eliminated, effective as of January 1, 2010, the following perquisites previously provided to certain executives after a separation: car allowances, excess liability insurance, financial planning services and executive physicals.

Separate from our executive severance guidelines, we have change-in-control agreements with our executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication on our shareholders’ best interests despite any threatened or pending change-in-control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his consent. These agreements are not intended to provide a windfall to our executives occasioned by a change-in-control. The agreements provide for a “double trigger” such that an executive would only receive severance benefits upon a qualifying termination following a change-in-control, and not simply upon a change-in-control. Furthermore, any benefit received by an executive under a change-in-control agreement would be reduced by the severance benefit he or she may earn under our severance guidelines as described above, so that there would be no duplication of benefits. In 2009, we eliminated, effective as of January 1, 2010, the following perquisites upon a qualifying termination within 24 months after a change-in-control: car allowances, excess liability insurance, financial planning services and executive physicals.

All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change-in-control occurring before January 1, 2012 under their change-in-control agreements. However, this protection applies only if the after-tax benefit to the executive of such gross-up would exceed $50,000. Otherwise, the executive’s benefits would be reduced to the maximum amount that could be received without triggering the excise tax. In 2009, we amended the change-in-control agreements to eliminate these tax gross-ups for changes-in-control that occur on or after January 1, 2012. In addition, beginning on January 1, 2010, new executives’ change-in-control agreements do not provide for any tax gross-ups.

Our severance programs, including the conditions under which such benefits are triggered, and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry. For more information on our executive severance policy and the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

Enhancements in Governance

Over the last several years, the Company has adopted a number of important governance enhancements related to its executive compensation program. First, the MDCC has adopted a formal policy to ensure that it will continue to receive independent and unbiased advice and analyses from its compensation consultant. The policy requires the MDCC to assess annually the independence of its compensation consultant and, further, prohibits the consultant from providing certain services either to our executive officers and directors, personally, or to the Company (other than the MDCC). The services to the Company subject to this prohibition are advice to management related to executive and director compensation, employee compensation and employee benefits. The Board of Directors also amended the MDCC charter to require an annual MDCC assessment of the independence of its outside compensation consultant and the pre-approval of any services proposed to be provided by such consultant to the Company.

As part of the independence assessment mandated by the new policy, the MDCC reviews any services proposed to be provided by the consultant to the Company not otherwise prohibited under the policy and considers whether the provision of such non-MDCC services to the Company will impair the consultant’s independence. Such non-MDCC services may be provided only with the MDCC’s pre-approval. Additionally, as a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm’s annual gross revenues.

Second, the Board of Directors has amended the Company’s Governance Principles to add a Restatement Clawback Policy. This policy gives the Board the right to recover RBI payments, LTPP awards and restricted stock awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Third, the Board of Directors has amended its Governance Principles to clarify stock retention requirements in the Stock Ownership and Retention Guidelines. The clarifications implement existing Company policy under which executive officers and directors may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels.

Fourth, the Board of Directors also has amended the MDCC charter to formalize the practice and responsibility of the MDCC to review succession plans for the CEO, executive officers, and other elected officers of the Company and career development plans for elected officers and other key employees.

Other Considerations

Tax Considerations.    Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualified performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualified performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should be made tax deductible pursuant to Section 162(m). As a result, we obtained shareholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of shareholders and we operate the LTPP to comply with the Section 162(m) exemption. The MDCC again made this determination with respect to the 2010 Stock Plan which was approved by the shareholders at the 2010 Annual Meeting of Shareholders.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executives’ individual performance in certain areas that do not easily lend themselves to specific measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Other Considerations.    Many of our government contracts are cost reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation programs. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began to consistently use restricted stock awards in our executive compensation program rather than stock options.

Equity Grant Practices

Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. We have an internal policy on equity grant practices, approved by the MDCC, which provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

Agreed-Upon Procedures on Compensation Tables

As part of the Company’s annual governance procedures, our independent registered public accounting firm is engaged to perform certain agreed-upon procedures determined by the Company and the Audit Committee of our Board of Directors, with respect to the information provided in the compensation tables related to the named executive officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Frederic M. Poses, Chairman,

Vernon E. Clark, John M. Deutch and Ronald L. Skates

The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for each of our named executive officers for the fiscal years ended December 31, 2008, 2009 and 2010, other than Messrs. Schottlaender and Yuse who first became a named executive officer in 2009 and 2010, respectively.

The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our named executive officers or the Company’s view of their total compensation opportunities in 2008-2010. More specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our named executive officers for these awards during 2008-2010 and simply represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. The Long-Term Performance Plan awards are subject to future Company performance and, like the restricted stock awards, are subject to future vesting periods. Likewise, the amounts under “Change in Pension Value and Non-qualified Deferred Compensation Earnings”, which represent the change in the actuarial present values of such officers’ accumulated pension benefits based on the same assumptions we use for financial reporting purposes, do not reflect amounts paid to or realized by our named executive officers during 2008-2010 nor does the MDCC consider such changes in pension benefits as an element of its annual compensation decisions. For information regarding the named executive officers’ compensation opportunities in 2008-2010, see our supplemental table on page 26 in “Compensation Discussion and Analysis.” The supplemental table is not a substitute for the required table below.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)		Total ($)
William H. Swanson	2010	$1,327,622	$—	$10,457,745	$—	$2,800,000	$3,517,671	$488,921		$18,591,959
Chairman and Chief	2009	1,297,920	—	10,353,257	—	3,050,000	3,533,250	462,064	(7)	18,696,491	(7)
Executive Officer	2008	1,328,640	—	10,933,819	—	3,050,000	4,703,615	491,539		20,507,613

David C. Wajsgras	2010	$818,315	$—	$2,251,086	$—	$800,000	$301,159	$122,674		$4,293,234
Senior Vice President	2009	790,203	—	2,231,419	—	870,000	205,211	108,112		4,204,945
and Chief Financial Officer	2008	789,944	—	2,306,967	—	870,000	154,468	119,051		4,240,430

Jay B. Stephens	2010	$716,170	$—	$2,201,078	$—	$720,000	$979,424	$111,259		$4,727,931
Senior Vice President	2009	690,825	—	2,181,456	—	780,000	755,656	111,514		4,519,451
and General Counsel and Secretary	2008	689,146	—	2,256,960	—	780,000	903,105	113,332		4,742,543

Colin J.R. Schottlaender(8)	2010	$543,684	$—	$1,996,781	$—	$550,000	$996,944	$131,951		$4,219,360
Vice President and	2009	485,238	—	1,928,820	—	550,000	576,476	75,706		3,616,240
President, Network Centric Systems

Richard R. Yuse	2010	$456,088	$—	$1,534,026	$—	$500,000	$974,314	$382,151		$3,846,579
Vice President and President, Space and Airborne Systems

(1)	2008 salaries are based on 27 bi-weekly pay periods as compared to 26 bi-weekly periods for 2009 and 2010.

(2)	Amounts represent the aggregate grant date fair values of restricted stock and Long-Term Performance Plan (LTPP) awards granted in 2010, 2009 and 2008, respectively, in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Values for LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards. The values of the 2010-2012 LTPP awards at the grant date of such awards assuming the highest level of performance conditions will be achieved during the three-year performance cycle, are as follows: Mr. Swanson – $13,315,538; Messrs. Wajsgras and Stephens – $2,502,168; Mr. Schottlaender – $2,293,606; and Mr. Yuse – $1,668,038. For more information on potential payouts under the 2010-2012 LTPP awards, see “2010 Grants of Plan-Based Awards” on page 46.

The grant date fair values of restricted stock awards are based solely on the stock price on the date of grant and the number of shares (or the intrinsic value method). The grant date fair values of LTPP awards are calculated using the intrinsic value method for the CFCF and ROIC portions of the awards and the Monte Carlo simulation method for the total shareholder return portion of the awards. For more information on the assumptions used by us in calculating the grant date fair values for restricted stock and LTPP awards, see Note 13. “Stock-based Compensation Plans” to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Form 10-K”). A description of the material terms and conditions of the stock awards granted to the named executive officers in 2010 can be found on page 48 under the heading “2010 Grants of Plan-Based Awards – Equity Awards.”

(3)	Amounts were earned pursuant to Results-Based Incentive (RBI) awards for 2008, 2009 and 2010 but were paid in 2009, 2010 and 2011, respectively (except in the case of Mr. Schottlaender’s 2010 RBI compensation which was paid in December 2010). A description of the material terms and conditions of the 2010 RBI awards can be found beginning on page 46 under the heading “2010 Grants of Plan-Based Awards – Non-Equity Incentive Plan Awards.”

(4)	The amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under the accounting standard for employers’ accounting for pensions. Actual amounts paid under our plans are based on assumptions contained in the plans which may be different than the assumptions used for financial statement reporting purposes.

(5)	None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54.

(6)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups and reimbursements, (c) the amount of Raytheon contributions to qualified and non-qualified defined contribution plans, (d) the value of insurance premiums paid, and (e) certain other payments or items of compensation. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2010, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year or use of a Raytheon-leased car with a lease value of up to $18,000 per year plus certain expenses (other than our CEO who is entitled to a larger allowance/higher lease value); financial planning services of up to $15,000 per year; and participation in the Executive Health Program (benefits of up to $2,000 per year).

•

Mr. Swanson’s amount includes an aggregate of $290,913 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car, driving services, financial planning services, home security system expenses, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Wajsgras’ amount includes an aggregate of $42,015 for personal use of a Raytheon-leased car for a portion of 2010, a car allowance for the remainder of 2010, financial planning services, personal use of Raytheon aircraft, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Stephens’ amount includes an aggregate of $37,220 for personal use of a Raytheon-leased car for a portion of 2010, a car allowance for the remainder of 2010, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Schottlaender’s amount includes an aggregate of $34,200 for a car allowance, financial planning services, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•

Mr. Yuse’s amount includes an aggregate of $260,115 for a car allowance, financial planning services, relocation benefits, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Swanson generally to use Raytheon aircraft for all air travel, including for personal purposes. We determined our incremental cost for the personal use of corporate aircraft as follows:

•

We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes, and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft, and certain hangar expenses.
•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.
•

For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2010, we incurred incremental costs of $247,567 for personal use of Raytheon aircraft by Mr. Swanson. As noted above, this amount was calculated without “deadhead” flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $195,384 for Mr. Swanson. We incurred incremental costs of $175,264 for personal use of Raytheon aircraft by Mr. Swanson in 2009, a change from the $115,645 we reported in our 2010 proxy statement due to a recalculation of our 2009 incremental costs. The increase in our incremental costs in 2010 compared to 2009 was due to an increase in our average variable operating cost per hour and aircraft usage.

Personal use of automobiles – Each named executive officer is furnished with certain automobile-related perquisites, including the use of a Raytheon-leased car or an annual car allowance. In 2010, we implemented a new practice to transition all car leases to car allowances as existing leases expired. Accordingly, our named executive officers with Raytheon-leased cars whose leases expired in 2010 transitioned to car allowances. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for uses that may have a personal element. For reasons of security and personal safety, Mr. Swanson frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes. We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•

We determined our total annual cost for each pooled vehicle used by such executives for personal purposes and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

Relocation Benefits – Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including certain temporary housing and moving expenses. In 2010, Mr. Yuse relocated from Virginia to California following his appointment as President of our Space and Airborne Systems business. We incurred incremental costs of $208,301 in providing relocation benefits to Mr. Yuse.

(b) Tax Gross-Ups and Reimbursements

In limited circumstances, we have agreed to make certain items of imputed income to our named executive officers tax-neutral to them. Accordingly, we gross-up our named executive officers for the income tax on their imputed income resulting from certain perquisites and personal benefits furnished by us. In 2010, we made $19,771 and $69,884 in tax gross-up payments to Mr. Swanson and Mr. Yuse, respectively. Of the total tax gross-up payments to Mr. Yuse, $46,550 was related to his relocation benefits. Consistent with prior years, Mr. Swanson did not receive any tax gross-ups for his personal use of Raytheon aircraft.

(c) Contributions to Plans

We make a 4% matching contribution to compensation deferred under our qualified RAYSIP 401(k) Plan and under our non-qualified, unfunded Deferred Compensation Plan. The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2010 RBI compensation earned in 2010 but made in March 2011 (except in the case of Mr. Schottlaender’s 2010 RBI compensation which was paid in December 2010). For information on our matching contributions under the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54. In 2010, we made the following contributions to qualified and non-qualified defined contribution plans for the named executive officers:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Schottlaender	Mr. Yuse
RAYSIP 401(k) Plan Match	$9,800	$9,800	$9,800	$9,800	$9,800
Deferred Compensation Plan Match	$155,305	$54,933	$47,647	$35,724	$28,444

Total	$165,105	$64,733	$57,447	$45,524	$38,244

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including basic life, executive liability, and business travel and accident insurance policies. We also provide our named executive officers and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2010, the total value of insurance premiums paid for Mr. Stephens and Mr. Yuse was $12,816 and $13,908, respectively.

(e) Other

In connection with his retirement from the Company on December 31, 2010, Mr. Schottlaender received $44,429 for accrued but unused paid time-off, including paid time-off carried over from previous years in accordance with our policy.

(7)	Reflects an increase of $59,619 due to a recalculation of the Company’s 2009 incremental costs incurred for personal use of Raytheon aircraft by Mr. Swanson.

(8)	Mr. Schottlaender retired from the Company on December 31, 2010.

2010 Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2010.

Name	Grant Date	Date of Comm- ittee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William H. Swanson	01/27/10	—	—	—	—	14,932	119,454	238,908	—	—	—	$6,657,769
	05/27/10	—	—	—	—	—	—	—	72,188	—	—	$3,799,976
	—	—	$403,004	$2,686,694	$5,373,389	—	—	—	—	—	—	—

David C. Wajsgras	01/27/10	—	—	—	—	2,806	22,447	44,894	—	—	—	$1,251,084
	05/27/10	—	—	—	—	—	—	—	18,997	—	—	$1,000,002
	—	—	$124,201	$828,006	$1,656,013	—	—	—	—	—	—	—

Jay B. Stephens	01/27/10	—	—	—	—	2,806	22,447	44,894	—	—	—	$1,251,084
	05/27/10	—	—	—	—	—	—	—	18,047	—	—	$949,994
	—	—	$108,698	$724,651	$1,449,302	—	—	—	—	—	—	—

Colin J.R. Schottlaender(5)	01/27/10	—	—	—	—	2,572	20,576	41,152	—	—	—	$1,146,803
	05/27/10	—	—	—	—	—	—	—	16,147	—	—	$849,978
	—	—	$82,512	$550,077	$1,100,154	—	—	—	—	—	—	—

Richard R. Yuse	01/27/10	01/26/10	—	—	—	1,871	14,964	29,928	—	—	—	$834,019
	05/27/10	05/26/10	—	—	—	—	—	—	13,298	—	—	$700,007
	—	—	$71,251	$475,010	$950,019	—	—	—	—	—	—	—

(1)	Amounts represent the thresholds, target and maximum payout opportunities under the 2010 Results-Based Incentive (RBI) Program.
(2)	Amounts represent the threshold, target and maximum payouts under the 2010-2012 LTPP awards. LTPP payouts range from zero to 200% of target and may be paid in our common stock or in cash, at the discretion of the MDCC. The amounts do not include any accrued dividend equivalents.
(3)	Amounts represent awards of time-vesting restricted stock.
(4)	Amounts represent the grant date fair value of the restricted stock and 2010-2012 LTPP awards granted to the named executive officer in 2010 in accordance with the accounting standard for share-based payments disregarding for this purpose the estimate of forfeitures related to service based vesting conditions. Such values are generally expensed by us over the employee’s requisite service period, generally the vesting period of the awards. Values for the 2010-2012 LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards.
(5)	Mr. Schottlaender retired from the Company on December 31, 2010. As a result, he forfeited his unvested restricted stock awards, including his restricted stock award granted on May 27, 2010. With respect to his 2010-2012 LTPP award, he is entitled to a prorated payment for such LTPP award based on the Company’s performance for the performance cycle and service completed through his retirement date. For more information on the treatment of unvested restricted stock and LTPP awards upon retirement, see “Potential Payments Upon Termination or Change-in-Control – Treatment of Certain Compensation Elements – Long-Term Incentives” on page 55.

The following is a description of the material terms and conditions of the awards set forth in the table above.

Non-Equity Incentive Plan Awards

2010 RBI Program.    In 2010, each of our named executive officers received an annual award under our 2010 Results-Based Incentive (RBI) Program which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his individual performance during 2010.

Target Opportunities.    Each named executive officer is assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 33. We use the target awards to determine the overall funding of the RBI bonus pool, as described below, but the targets are not entirely determinative of what any one participant’s RBI bonus will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the total Company and business unit levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2010:

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations – a measure of our profit from continuing operations for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital invested in our operations.

ROIC and FCF are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) less (iv) after-tax FAS/CAS pension and post-retirement benefits expense/income, and (v) excluding charges for debt repurchases and other similar non-operational items, divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of the accounting standard for employers’ accounting for defined benefit pension and other postretirement plans, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric, generally 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. In addition to the five financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit’s performance on criteria such as customer satisfaction, growth, people and productivity. Consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, was adjusted to account for the impact of certain matters not factored into the Company’s annual operating plan (upon which the targets are based), such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items such as the FAS/CAS pension adjustment. For information regarding the 2010 RBI performance targets and funding percentages, see “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 33.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While total Company and business unit performance drives funding of the overall RBI bonus pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, Six Sigma, and customer satisfaction, as well as the degree of challenge in the executive’s position. If an executive under-performs in relationship to his objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The lead director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The lead director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award. A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives. For information on the actual amounts paid to the named executive officers under their 2010 RBI awards, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 42. For more information regarding our RBI program, see our “Compensation Discussion and Analysis” beginning on page 25.

Equity Awards

In 2010, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2010-2012 Long-Term Performance Plan (2010-2012 LTPP), and a restricted stock award.

2010-2012 Long-Term Performance Plan.    The 2010-2012 LTPP operates under, and awards were made pursuant to, our 2001 Stock Plan. Under the 2010-2012 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle (2010-2012). Restricted stock units may be settled in our common stock or in cash, at the discretion of the MDCC.

Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 36.

Performance Goals.    The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below, or above the target, subject to a maximum payout. The performance criteria for the 2010-2012 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total shareholder return relative to our peer group (TSR) (25%); and ROIC (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders.

•

the TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers’ stock performance over the same period, and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of ROIC under the LTPP is generally the same as the calculation described above under the RBI plan except for certain variations due to averaging the metric over the three-year performance cycle. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. Finally, TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period. TSR is calculated using 30 trading day average stock prices at the beginning of the performance cycle and following the end of the cycle.

Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.

For more information regarding our LTPP program, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 36.

Restricted Stock Awards.    In 2010, each of our named executive officers received an award of restricted stock. The awards, which were made pursuant to our 2001 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
William H. Swanson						220,472	(4)	$10,216,672	271,537	(5)(13)	$12,583,025
	2,249	—	—	$44.4500	5/12/12
	87,751	—	—	$44.4500	5/13/12

David C. Wajsgras	—	—	—	—	—	57,946	(6)	$2,685,218	51,025	(7)(13)	$2,364,499

Jay B. Stephens		—	—			55,052	(8)	$2,551,110	51,025	(7)(13)	$2,364,499
	16,820			$31.4450	5/14/13

Colin J.R. Schottlaender	—	—	—	—	—	47,286	(9)	$2,191,233	46,773	(10)(13)	$2,167,461

Richard R. Yuse	—	—	—	—	—	35,128	(11)	$1,627,832	34,016	(12)(13)	$1,576,301

(1)	Options generally expire ten years from the date of grant.
(2)	Amounts represent shares of unvested restricted stock. Values are equal to $46.34, the closing price of our common stock on the NYSE on December 31, 2010, times the number of shares.
(3)	Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2009-2011 LTPP and 2010-2012 LTPP assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2010. Amounts do not include any shares for the 2008-2010 LTPP awards as the 3-year performance cycle for such awards ended as of December 31, 2010. Information on the 2008-2010 LTPP awards and the shares issued to the named executive officers in February 2011, including accrued dividend equivalents, is set forth in the “2010 Option Exercises and Stock Vested” table on page 51. Values are equal to $46.34, the closing price of our common stock on the NYSE on December 31, 2010, times the number of shares.
(4)	Includes 23,334, 19,960, 19,960, 28,343, 28,343, 28,344, 24,062, 24,063 and 24,063 shares of restricted stock that vest on May 2, 2011, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012, May 28, 2013, May 27, 2012, May 27, 2013 and May 27, 2014 respectively, subject, in each case, to Mr. Swanson remaining employed by us.
(5)	Includes 142,354 and 119,454 shares for Mr. Swanson’s 2009-2011 LTPP and 2010-2012 LTPP awards, respectively. Also includes 7,018 and 2,711 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2010. See Note 13 below for information regarding the vesting of and payouts under these LTPP awards.
(6)	Includes 6,067, 5,253, 5,253, 7,458, 7,459, 7,459, 6,332, 6,332 and 6,333 shares of restricted stock that vest on May 2, 2011, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012, May 28, 2013, May 27, 2012, May 27, 2013 and May 27, 2014 respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(7)	Includes 26,750 and 22,447 shares for the executive’s 2009-2011 LTPP and 2010-2012 LTPP awards, respectively. Also includes 1,319 and 509 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2010. See Note 13 below for information regarding the vesting of and payouts under these LTPP awards.
(8)	Includes 5,767, 4,990, 4,990, 7,086, 7,086, 7,086, 6,015, 6,016 and 6,016 shares of restricted stock that vest on May 2, 2011, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012, May 28, 2013, May 27, 2012, May 27, 2013 and May 27, 2014 respectively, subject, in each case, to Mr. Stephens remaining employed by us.
(9)	Mr. Schottlaender retired from the Company on December 31, 2010. As a result, he forfeited his unvested restricted stock awards. For more information on the treatment of unvested restricted stock awards upon retirement, see “Potential Payments Upon Termination or Change-in-Control – Treatment of Certain Compensation Elements – Long-Term Incentives” on page 55.
(10)	Includes 24,521 and 20,576 shares for Mr. Schottlaender’s 2009-2011 LTPP and 2010-2012 LTPP awards, respectively. Also includes 1,209 and 467 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2010. Mr. Schottlaender retired from the Company on December 31, 2010. As a result, in accordance with terms and conditions of such awards, he is entitled to prorated payments for his 2009-2011 LTPP and 2010-2012 LTPP awards based on the Company’s performance for the applicable performance cycles and service completed through his retirement date. Such prorated payments will be made by us when the 2009-2011 LTPP and 2010-2012 LTPP awards are settled at the end of their performance cycles. See Note 13 below for information regarding the vesting of and payouts under these LTPP awards. For more information on the treatment of unvested LTPP awards upon retirement, see “Potential Payments Upon Termination or Change-in-Control – Treatment of Certain Compensation Elements – Long-Term Incentives” on page 55.

(11)	Includes 2,100, 3,152, 3,152, 4,475, 4,475, 4,476, 4,432, 4,433 and 4,433 shares of restricted stock that vest on May 2, 2011, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012, May 28, 2013, May 27, 2012, May 27, 2013 and May 27, 2014 respectively, subject, in each case, to Mr. Yuse remaining employed by us.
(12)	Includes 17,833 and 14,964 shares for Mr. Yuse’s 2009-2011 LTPP and 2010-2012 LTPP awards, respectively. Also includes 879 and 340 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2010. See Note 13 below for information regarding the vesting of and payouts under these LTPP awards.
(13)	Awards of restricted stock units under the LTPP vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

2010 Option Exercises and Stock Vested

The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	175,000	$2,374,394	212,176	(3)	$10,456,974
David C. Wajsgras	—	—	45,263	(4)	$2,275,312
Jay B. Stephens	79,615	$2,028,791	44,701	(5)	$2,243,842
Colin J.R. Schottlaender	24,422	$317,455	38,609	(6)	$1,927,712
Richard R. Yuse	8,594	$188,782	23,145	(7)	$1,137,470

(1)	These amounts are equal to the number of shares underlying the exercised option times the difference between the sale price of the shares and the exercise price of the option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 148,883 shares which were issued to Mr. Swanson in February 2011 upon the MDCC’s determination of performance under the 2008-2010 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2010.
(4)	Includes 27,277 shares which were issued to Mr. Wajsgras in February 2011 upon the MDCC’s determination of performance under the 2008-2010 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2010.
(5)	Includes 27,277 shares which were issued to Mr. Stephens in February 2011 upon the MDCC’s determination of performance under the 2008-2010 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2010.
(6)	Includes 24,574 shares which were issued to Mr. Schottlaender in February 2011 upon the MDCC’s determination of performance under the 2008-2010 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2010.
(7)	Includes 15,902 shares which were issued to Mr. Yuse in February 2011 upon the MDCC’s determination of performance under the 2008-2010 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2010.

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of our named executive officers, as well as the number of years of credited service, as of December 31, 2010.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
William H. Swanson	Qualified	37.34	$1,417,604	$0
	Excess	37.34	$27,635,707	$0
	SERP	38.50	$—	$0
David C. Wajsgras	Qualified	3.75	$106,035	$0
	Excess	3.75	$635,789	$0
	SERP	4.75	$—	$0
Jay B. Stephens(1)	Qualified	12.17	$285,587	$0
	Excess	12.17	$1,641,532	$0
	SERP	13.17	$4,768,370	$0
Colin J.R. Schottlaender	Qualified	32.09	$663,563	$0
	Excess	32.09	$2,724,177	$0
	SERP	33.58	$—	$0
Richard R. Yuse	Qualified	30.08	$1,187,783	$0
	Excess	30.08	$2,549,103	$0
	SERP	34.42	$—	$0

(1)	Reflects five additional years of credited service under our pension plans, including the supplemental executive retirement plan (SERP), which Mr. Stephens received upon completion of five years of employment with us in October 2007.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Benefits are valued at the age of the named executive officer when he is first eligible for unreduced benefits and discounted to the named executive officer’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 5.75% for 2010, are consistent with those used to determine our pension obligations under the accounting standard for employers’ accounting for pensions in our Annual Report on Form 10-K for the year ended December 31, 2010. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Pension Costs – FAS Expense” in our Annual Report on Form 10-K for the year ended December 31, 2010.

An executive’s SERP benefit is assumed to be zero until he first becomes eligible for such benefit.

Qualified Pension Plans

Salaried Pension Plan.    We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Stephens and Yuse. The Salaried Pension Plan is Company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary Social Security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the Salaried Pension Plan is 65. Employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

TI Pension Plan.    The TI Systems Employees Pension Plan (TI Plan) is a non-contributory pension plan that is part of the Salaried Pension Plan and covers most of the people, including Mr. Schottlaender, who became Raytheon employees when Raytheon acquired certain assets of Texas Instruments Incorporated in 1997. The TI Plan is Company-funded.

Benefits at 65 under the TI Plan are 1.5% times average credited earnings times years of credited service, reduced by a percentage (ranging from 0.65% to 0.75% per year of credited service, depending on when the participant was born) of the 35-year average Social Security wage base times a service ratio if actual or total projected service is less than 35 years.

Average credited earnings is the average of the five highest consecutive calendar years of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the TI Plan is 65. Employees whose employment ends before 65 may begin receiving reduced benefits at any time after termination of employment.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a five-year or 10-year certain and continuous benefit, joint and survivor annuities of 50%, 75% and 100%, and a lump sum.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, non-qualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2010, federal law limited to $245,000 the amount of compensation that may be included under qualified pension plans. Messrs. Swanson, Wajsgras, Stephens, Schottlaender and Yuse are covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and Social Security.

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service reaching 50% of final average earnings after 15 years of service, with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and Social Security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens’ completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.

The years of credited service for Messrs. Swanson, Wajsgras, Stephens, Schottlaender and Yuse do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers as of December 31, 2010. Our named executive officers participate in the Deferred Compensation Plan, a non-qualified plan designed to enable employees who are projected to reach the U.S. Internal Revenue Code (“IRC”) compensation limit to elect to defer 4-50% of their salary over the IRC compensation limit and defer 4-90% of their RBI compensation earned in the current year but paid in the following year on a pre-tax basis. We make a matching contribution of up to 4% of deferrable compensation.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
William H. Swanson	$157,118	$155,305	$198,656	$—	$3,833,084
David C. Wajsgras	$219,670	$54,933	$301,584	$—	$2,328,081
Jay B. Stephens	$476,305	$47,647	$360,960	$—	$4,945,306
Colin J.R. Schottlaender	$41,717	$35,724	$380,353	$—	$2,870,071
Richard R. Yuse	$65,220	$28,444	$56,905	$—	$1,255,119

(1)	Contributions of deferred salary and RBI compensation earned in 2010 to the Deferred Compensation Plan. Deferred salary and 2010 RBI compensation are included in the amounts under the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for 2010 in the Summary Compensation Table on page 42. Deferred 2010 RBI compensation was earned in 2010 but was paid in March 2011 (except in the case of Mr. Schottlaender’s 2010 RBI compensation which was paid in December 2010).
(2)	Raytheon matching contributions on deferred salary and RBI compensation earned in 2010 under the Deferred Compensation Plan. Matching contributions are included in the “All Other Compensation” column for 2010 in the Summary Compensation Table on page 42. Matching contributions on deferred 2010 RBI compensation were earned in 2010 but were made in March 2011 when the 2010 RBI awards were paid (except in the case of Mr. Schottlaender’s 2010 RBI compensation which was paid in December 2010).
(3)	Earnings on deferred compensation are not included in the Summary Compensation Table for 2010 because such earnings are not based on above-market or preferential rates.
(4)	Amounts shown are actual aggregate account balances as of December 31, 2010 plus (a) deferred 2010 RBI compensation (see footnote 1 above) and (b) Raytheon matching contributions on such deferred 2010 RBI compensation (see footnote 2 above). The aggregate balances also include the following executive contributions and Raytheon matching contributions reported as compensation earned in 2009 and 2008 in the Summary Compensation Table:

Year	Contribution	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Schottlaender		Mr. Yuse
2009	Executive	$165,930	$400,770	$520,956		$33,710	$	N/A
	Raytheon Matching	164,117	56,608	47,532		27,501		N/A
2008	Executive	$166,746	$397,307	$971,882	$	N/A	$	N/A
	Raytheon Matching	166,746	56,872	49,671		N/A		N/A

Under the Deferred Compensation Plan, participants must elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon. Participants must also indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elected to defer in order to accumulate tax-deferred returns.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2010 and thus include amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees. While Mr. Schottlaender retired from the Company on December 31, 2010, the table set forth below indicates the compensation that would have been payable by us to him upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, and termination due to death, as well as retirement.

Treatment of Certain Compensation Elements

Executive Severance Guidelines.    We have executive severance guidelines which provide certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the guidelines, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI cash award and continuation for three years of certain fringe benefits pursuant to health and welfare, benefit and retirement plans, and each of Messrs. Wajsgras, Stephens, Schottlaender and Yuse is entitled to receive a cash payment equal to two times his current base salary plus targeted RBI cash award and continuation for two years of certain executive benefits and perquisites and fringe benefits pursuant to health and welfare, benefit and retirement plans. Effective on January 1, 2010, we eliminated the following perquisites previously provided to certain executives after a separation under our executive severance policy: car allowances, excess liability insurance, financial planning services and executive physicals.

Pension Benefits.    Except in the circumstances discussed below, the named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his employment. The accrued and vested amounts are not included in the tables below because all participants in our pension plans are entitled to these amounts upon termination of employment. However, in the event of an involuntary termination without cause, the named executive officer is entitled to continuation for two or three years of fringe benefits pursuant to health and welfare, benefit and retirement plans. In the event of a “qualifying termination” within 24 months after a “change-in-control” (as discussed below), each named executive officer is entitled to special supplemental retirement benefits determined as if the executive had three years additional credited service under our pension plans as of the date of termination.

Health and Welfare Benefit Continuation.    Except in the circumstances discussed below, the named executive officer is not entitled to any continuation of his health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for two or three years of certain fringe benefits pursuant to health and welfare, benefit and retirement plans. In the event of a qualifying termination within 24 months after a change-in-control, each named executive officer is entitled to continuation for three years of certain fringe benefits pursuant to all health and welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, upon termination of employment, the named executive officer forfeits his options and restricted stock awards to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of employment. However, in the event of a change-in-control, or termination by reason of disability or death, each named executive officer is entitled to the acceleration of vesting with respect to all of his restricted stock awards (or, in the case of disability, to continued vesting of his restricted stock awards), and certain payments pursuant to his LTPP awards. Upon a change-in-control, each named executive officer is entitled to a prorated LTPP payment assuming target performance and based on service completed through the change-in-control. Upon a termination by reason of death, disability or retirement, the executive is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

Non-Qualified Deferred Compensation.    Each named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his employment. The amounts are generally distributed to each named executive officer in accordance with his election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Nonqualified Deferred Compensation” on page 54, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment and these plans are available to a substantial number of employees (including the executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In order to receive benefits under a change-in-control agreement, a named executive officer must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of three times the executive’s current compensation (including base salary plus targeted RBI cash award or the RBI cash award for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the executive had three years additional credited service under our pension plans as of the date of termination; and (iii) continuation for a period of three years of fringe benefits pursuant to all health and welfare, benefit and retirement plans under which the executive and the executive’s family are eligible to receive benefits. The cash payment will be paid six months after the executive’s separation from service. In addition, if the change in control occurs before January 1, 2012, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under the agreement. Generally, the gross-up payment will be paid within 5 days of an accounting firm’s determination regarding such payment, as contemplated by the agreement. Effective on January 1, 2010, we amended our change-in-control agreements to eliminate (i) the following perquisites previously provided to certain executives after a change-in-control termination: car allowances, excess liability insurance, financial planning services and executive physicals, and (ii) tax gross-ups for changes-in-control that occur on or after January 1, 2012. The amounts set forth in the tables below do not reflect the elimination of the tax gross-ups because such amounts assume that the terminations of employment occurred as of December 31, 2010, which is prior to the effective date of such change. In addition, new executives will not receive change-in-control agreements that provide for any tax gross-ups.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of a majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his employment with us for “good reason.” Termination for “good reason” means that the executive has terminated employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Swanson, Wajsgras, Stephens, Schottlaender and Yuse. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

The tables below indicate the amounts of compensation payable by us to our named executive officers, including cash severance, benefits, and long-term incentives, upon certain different types of terminations of employment.

William H. Swanson

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$12,049,824	$13,180,042	$—	$—	$—
Pro-rata Target RBI	—	—	—	2,686,694	—	—	—

Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	49,792	49,792	—	—	—
280G Tax Gross-Up(3)	—	—	—	—	—	—	—

Long-Term Incentives(4)
Value of Accelerated Restricted Stock	—	—	—	10,216,672	10,216,672	10,216,672	—
Value of Accelerated LTPP (pro-rata)	—	—	—	6,242,956	6,242,956	6,242,956	6,242,956

Total	$—	$—	$12,099,616	$32,376,156	$16,459,628	$16,459,628	$6,242,956

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary Target RBI	$—	$—	$3,312,026	$5,094,019	$—	$—	$—
Pro-rata Target RBI	—	—	—	828,006	—	—	—

Benefits
Pension(1)	—	—	827,150	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	48,772	73,158	—	—	—
280G Tax Gross-Up(3)	—	—	—	—	—	—	—

Long-Term Incentives(4)
Value of Accelerated Restricted Stock	—	—	—	2,685,218	2,685,218	2,685,218	—
Value of Accelerated LTPP (pro-rata)	—	—	—	1,173,128	1,173,128	1,173,128	1,173,128

Total	$—	$—	$4,187,948	$9,853,529	$3,858,346	$3,858,346	$1,173,128

Jay B. Stephens

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$2,898,605	$4,513,954	$—	$—	$—
Pro-rata Target RBI	—	—	—	724,651	—	—	—

Benefits
Pension(1)	—	—	—	901,033	—		—
Health and Welfare Benefit Continuation(2)	—	—	21,658	32,487	—	—	—
280G Tax Gross-Up(3)	—	—	—	—	—	—	—

Long-Term Incentives(4)
Value of Accelerated Restricted Stock	—	—	—	2,551,110	2,551,110	2,551,110	—
Value of Accelerated LTPP (pro-rata)	—	—	—	1,173,128	1,173,128	1,173,128	1,173,128

Total	$—	$—	$2,920,263	$9,896,363	$3,724,238	$3,724,238	$1,173,128

Colin J.R. Schottlaender

Mr. Schottlaender retired from the Company on December 31, 2010. As noted above, the following table indicates the compensation that would have been payable by us to him as of December 31, 2010 upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, and termination due to death, as well as retirement. As a result, he will generally receive the compensation indicated below under the “Retirement” column.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$2,200,307	$3,300,461	$—	$—	$—
Pro-rata Target RBI	—	—	—	550,077	—	—	—

Benefits
Pension(1)	—	—	—	1,430,508	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	28,116	42,174	—	—	—
280G Tax Gross-Up(3)	—	—	—	—	—	—	—

Long-Term Incentives(4)
Value of Accelerated Restricted Stock	—	—	—	2,191,233	2,191,233	2,191,233	—
Value of Accelerated LTPP (pro-rata)	—	—	—	1,075,366	1,075,366	1,075,366	1,075,366

Total	$—	$—	$2,228,423	$8,589,819	$3,266,599	$3,266,599	$1,075,366

Richard R. Yuse

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$1,900,038	$2,850,058	$—	$—	$—
Pro-rata Target RBI	—	—	—	475,010	—	—	—

Benefits
Pension(1)	—	—	709,100	214,682	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	43,564	65,346	—	—	—
280G Tax Gross-Up(3)	—	—	—	2,228,268	—	—	—

Long-Term Incentives(4)
Value of Accelerated Restricted Stock	—	—	—	1,627,832	1,627,832	1,627,832	—
Value of Accelerated LTPP (pro-rata)	—	—	—	782,065	782,065	782,065	782,065

Total	$—	$—	$2,652,702	$8,243,261	$2,409,897	$2,409,897	$782,065

The following footnotes apply to each of the above tables:

(1)	Pension benefits are calculated assuming a 5.75% discount rate as of fiscal year-end under the assumption that the executive commenced the benefit as soon as possible following separation from service.
(2)	Health and Welfare Benefits calculations are based on the estimated annual Company cost of the benefits programs in which the executive was enrolled as of December 31, 2010.
(3)	The calculation of the estimated 280G Tax Gross-Up is derived from a 280G excise tax rate of 20%, 35% federal income tax rate, a 1.45% Medicare tax rate and a 5.30% Massachusetts state tax rate for Messrs. Swanson, Stephens, and Wajsgras, a 0% Texas state tax rate for Mr. Schottlaender and a 10.55% California state tax rate for Mr. Yuse.
(4)	Equity values are determined based on the closing price of our common stock on December 31, 2010 ($46.34) based on equity holdings as of December 31, 2010.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item No. 2 on the proxy card)

The Board of Directors is proposing an advisory vote on executive compensation for approval by our shareholders. The vote relates to the overall compensation program for our named executive officers as described on pages 25 to 58 in this proxy statement under the heading Executive Compensation. While this vote is non-binding, the Board and its Management Development and Compensation Committee (“MDCC”) will review the results and consider the expression of shareholder views. The Company also will continue to engage with shareholders to address any concerns relating to executive compensation or otherwise. The proposed vote states as follows:

“Resolved, that the shareholders approve the compensation of the named executive officers, described in this proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative disclosure.”

In the Executive Compensation section of this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other tables, we describe the compensation philosophy, policies, and pay for performance approach of the Company along with specific elements of our compensation program. As discussed in greater detail in that section, the Company’s compensation program, as established by the MDCC, rests on certain key principles, including:

•	Pay for Performance: Tying executive compensation to Company and individual performance over both the near and long term (See pages 25 to 37);

•

Shareholder Alignment: Aligning closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements (See pages 25 to 27, 30 to 32, and 36 to 38);

•

Incentives/Disincentives: Providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance, while also providing for the recovery or clawback of compensation in certain circumstances where restatement of financial results is required (See pages 25 to 37);

•

Substantial At-Risk Component: Assuring that a substantial component of each executive’s compensation opportunity is at risk, based upon the Company’s financial performance and stock price (See pages 31 to 32);

•	Short-Term Versus Long-Term: Achieving a balance in the compensation program between short-term versus long-term incentives (See page 32);

•

Use of Key Financial Metrics: Using pre-established financial measures for purposes of determining Results-Based Incentive (RBI) cash awards and Long-Term Performance Plan (LTPP) equity based awards that drive optimum short-term and long- term performance and link compensation to performance (See pages 26 to 27 and 33 to 37);

•	Consultant Independence: Assuring that the MDCC’s compensation consultant is independent by adhering to a stringent Compensation Consultant Independence Policy (See pages 27 to 28);

•

Market Focus: Taking into account the practices of peer companies as well as broader market survey data provided by the MDCC’s independent consultant in setting executive compensation (See pages 28 to 29); and

•

Competitiveness: Establishing an executive compensation program that addresses the need to retain and attract highly-qualified executives essential to the Company’s success in a highly competitive environment (See pages 28 to 32).

As reflected in the Executive Compensation disclosure, the Board believes that the MDCC has established a compensation program for the named executive officers soundly grounded in the above-enumerated principles that is appropriate and warrants an advisory vote of approval by shareholders.

The Board unanimously recommends an advisory vote FOR this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Item No. 3 on the proxy card)

The Board is also asking for an advisory vote by our shareholders on whether an advisory vote on executive compensation of the type described above should in the future be presented in the Company’s annual meeting proxy every one, two or three years hereafter.

At this juncture, the Board believes that an advisory vote on executive compensation every year would be in the best interests of the Company and its shareholders for a number of reasons. First, it will best facilitate the ability of the MDCC and the Board to be responsive to shareholder concerns relating to compensation. It will prompt shareholders to review and evaluate the Company’s compensation philosophy, policies and practices each year and provide a mechanism to voice their reaction. Consideration of the advisory vote results each year will then give the MDCC and the Board timely valuable insight into whether shareholders generally believe that the compensation program is structured properly or may be in need of adjustment. It will also help guide communications with shareholders in the Company’s ongoing efforts to identify and address concerns whether on executive compensation or otherwise. An advisory vote that is less frequent could mean delay in identifying and addressing any shareholder concerns and frustrate achieving the meaningful and coherent communication that the advisory votes are intended to promote.

An annual vote would also be most in accord with the Board’s proactive approach to corporate governance. The Company has in recent years taken a number of steps that promote accountability and transparency, including expanding our executive compensation proxy disclosure and other governance enhancements as detailed on pages 39 and 40 of this proxy statement. An advisory vote on executive compensation annually, as opposed to every two to three years, will most effectively complement these measures in line with the Board’s philosophy.

Additionally, an advisory vote on executive compensation each year is consistent with the Company’s approach to placing all directors up for election annually and the annual ratification of the independent outside auditor. It will also advance the Company’s interest in proactive and constructive engagement with its shareholders. After assessing shareholder response to this proposal, the Board intends to reassess its position on the frequency of shareholder advisory votes within the next three years.

The Board unanimously recommends an ANNUAL advisory vote on executive compensation. Proxies solicited by the Board will be voted for an annual advisory vote unless shareholders specify otherwise in their proxies.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on, among other things, the following:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for Raytheon’s financial statements and the overall financial reporting process, including Raytheon’s system of internal controls. Raytheon’s independent auditors are responsible for (i) performing an audit of the annual financial statements prepared by management, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with accounting principles generally accepted in the United States of America and the effectiveness of Raytheon’s internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us.

During fiscal year 2010, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and PwC has issued an unqualified audit report regarding such financial statements.

Periodically throughout fiscal year 2010, we reviewed with management and PwC Raytheon’s progress in the documentation, testing and evaluation of Raytheon’s internal control over financial reporting. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and PwC’s audit of the effectiveness of Raytheon’s internal control over financial reporting included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with management the significant accounting estimates utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We received the written disclosures and letter from PwC required by applicable PCAOB requirements regarding independent registered public accounting firm communications with audit committees concerning independence which report that PwC is independent under applicable standards in connection with its audit opinion for Raytheon’s 2010 financial statements. We also have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and PwC referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee

Ronald L. Skates, Chairman,

Stephen J. Hadley, Frederic M. Poses and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2010 and 2009.

	2010	2009
Audit Fees(1)	$10.1 million	$9.9 million
Audit-Related Fees(2)	0.5 million	0.3 million
Tax Fees(3)	0.7 million	0.9 million
All Other Fees(4)	—	0.1 million

Total	$11.3 million	$11.2 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” For 2010, fees are primarily for audits of financial statements of 401(k) and other employee benefit plans and for certain agreed-upon procedures. For 2009, fees are primarily for audits of financial statements of 401(k) and other employee benefit plans.
(3)	Includes approximately (i) $0.4 million and $0.6 million for non-U.S. tax compliance and advisory services and (ii) $0.3 million and $0.3 million for U.S. tax compliance and advisory services in 2010 and 2009, respectively.
(4)	Fees are primarily for license, maintenance and support payments related to the expatriate employee information database.

The amounts shown above do not include PwC fees and expenses of approximately $1.1 million and $1.2 million in 2010 and 2009, respectively, paid by our pension plans for audits of financial statements of such plans and certain international tax compliance services. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee’s pre-approval policy for 2010, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 4 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2011. We are asking shareholders to ratify the appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that shareholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSALS

We have been notified that certain shareholders intend to present proposals for consideration at the 2011 Annual Meeting. We continue to make corporate governance, particularly shareholder concerns, a priority. Management remains open to engaging in dialogue with respect to shareholder concerns and to sharing our views regarding our governance generally. We encourage any shareholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any shareholder who intends to present a proposal at the 2012 Annual Meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 30, 2011, if the proposal is submitted for inclusion in our proxy materials for the 2012 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 26, 2012 and February 25, 2012, if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.

SHAREHOLDER PROPOSAL

(Item No. 5 on the proxy card)

Ray T. Chevedden on behalf of the Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Ave., Los Angeles, California 90043, owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

5—Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

We gave greater than 53%-support to the 2010 shareholder proposal on this same topic. The 53%-support was achieved although our management used an argument one and one-half times as long as the shareholder proposal. The Council of Institutional Investors www.cii.org recommends that management adopt a shareholder proposal upon receiving its first 50%-plus vote. Shareholder proposals often win higher votes on the second submission.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Shareholder Action by Written Consent – Yes on 5.

The Board recommends that shareholders vote AGAINST this proposal.

Raytheon’s management and the Board believe in strong corporate governance and in providing shareholders with meaningful access to the Company. The Company has adopted sound governance structures designed to ensure that the Company remains fully transparent and accountable to shareholders. Appropriate shareholder access to the Company is achieved in a number of ways. First, shareholders can vote on important matters during the Company’s annual meetings. Second, in the event that important matters arise between annual meetings, the Company’s charter and by-laws allow the Chairman and the Board to call special meetings of shareholders to address such matters. Third, in 2010, the Company proposed, and on affirmative vote of the Company’s shareholders, implemented its proposal to allow a shareholder or shareholders of 25% of the Company’s outstanding stock to call a special meeting. Finally, access is facilitated through annual election for all directors and majority voting in uncontested elections. These governance provisions help ensure meaningful and consistent access for all shareholders on an equal, transparent basis. They also provide assurance that significant corporate actions are taken when there is a clear shareholder consensus that such action is prudent and when the Board, which has fiduciary responsibilities to all shareholders equally, has determined that the action is in the best interests of the Company and its shareholders. These provisions also are designed to ensure that the Company governs its affairs in an efficient and cost-effective manner consistent with legal and regulatory requirements. Finally, outside the context of formal action, the Company welcomes dialogue with shareholders on governance matters and has several mechanisms in place to facilitate it. Methods for communicating with the Board are described under the Proxy Statement’s section entitled “Communications with the Board.” Communications are also welcome through the Company’s Investor Relations website.

The Company has carefully considered this proposal in light of shareholder interest. However, the Board believes that the governance mechanisms discussed above are superior to the shareholder proposal to allow shareholders to act by written consent in terms of giving shareholders meaningful access to the Company. The current proposal provides an inferior mechanism for shareholder access on a number of levels and can be harmful to shareholder interests. Written consent procedures do not necessarily provide all shareholders with the same information and voting rights. In comparison to annual and special meeting procedures that are highly regulated by SEC proxy rules, written consent procedures are not as fully regulated in all contexts and have more potential to lead to abusive or disruptive shareholder action for the benefit of special interest groups to the detriment of other shareholders and effective management of a company. The ability of a narrow majority of shareholders to approve a sale of the company or remove and replace directors through the written consent procedure, as examples, could result in shareholders receiving less value than that to which they might otherwise be entitled in an orderly and fully transparent process. Contrary to claims, academic studies do not support the proposition that permitting shareholder action by written consent would increase shareholder value. Action by written consent could result in the bypassing of governance procedures currently in place that serve to protect all shareholders and that discourage short-term stock ownership manipulation.

Raytheon’s management and Board regularly review and evaluate ways to improve Raytheon’s corporate governance, as is illustrated by the 2010 implementation of the Company’s special meeting proposal and the Board’s prior implementation of other governance enhancements, including annual election of directors, majority voting in uncontested elections, and elimination of the Company’s shareholder rights plan. The Board and management believe that the Company’s governance procedures provide multiple meaningful opportunities for shareholders to participate in the Company’s governance, while maintaining procedural protections important for shareholder democracy without the potential detrimental effects of written consent actions discussed above.

For these reasons the Board believes that adopting the shareholders’ proposal on action by majority written consent is not in the best interests of the Company or its shareholders.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 6 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of 200 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

6—Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until two years following the termination of their employment and to report to shareholders regarding this policy before our 2012 annual meeting of shareholders.

As a minimum this proposal asks for a retention policy going forward, although the preference is for immediate implementation to the fullest extent possible.

Shareholders recommend that our executive pay committee adopt a percentage of at least 75% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.

There is a link between shareholder value and executive wealth that relates to direct stock ownership by executives. According to an analysis by Watson Wyatt Worldwide, companies whose CFOs held more shares showed higher stock returns and better operating performance (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008).

A 2009 report by the Conference Board Task Force on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after the employment termination would focus executives on our company’s long-term success.

The merit of this Executives To Retain Significant Stock proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” and “Very High Concern” in executive pay – $18 million for our CEO William Swanson.

The Corporate Library said our company had been loose with its performance targets – Raytheon achieved bookings of $26.8 billion in 2008 but set its 2009 bookings goal at only $24.7 billion. Furthermore, with subjective individual performance objectives, our executives can receive up to 200% of their target bonus for exceptional performance. This added up to a suspect annual incentive program that somehow calculated the exact same payment despite variable company performance results. William Spivey, chairman of our Executive Pay Committee, was at least partly responsible for the “High Concern” regarding our Executive Pay.

John Deutch attracted our highest negative votes and was still allowed to chair our Nomination Committee. We had no shareholder right to proxy access, cumulative voting, shareholder action by written consent or an independent board chairman. Shareholder proposals to address all or most of these topics received majority votes at other companies.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices: Executives To Retain Significant Stock – Yes on 6.

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that this proposal is unnecessary given the Company’s existing well-articulated and effective stock ownership and retention policy, and that it likely would be detrimental to the Company and its shareholders. Raytheon’s Stock Ownership and Retention Guidelines, established by the wholly-independent Management Development and Compensation Committee (MDCC), already align the interests of senior executives with those of shareholders effectively and focus appropriately on long-term performance.

As described earlier in this proxy statement, the Company’s current Stock Ownership and Retention Guidelines apply not only to all executive officers, but to all elected officers of the Company. The Guidelines require varying levels of ownership and retention of Company stock, depending on an executive’s position. The Company’s CEO is required to own shares of stock with a market value of at least five times his annual base salary, while other named executive officers are required to own shares with a market value of at least three times their annual base salaries. Each officer is required to meet the applicable target ownership threshold within five years of election by the Board and may not dispose of any Company stock until the required level is achieved. The requisite stock ownership level must thereafter be retained throughout the officer’s employment with the Company. The stock ownership and retention program is reviewed periodically by the MDCC. As of December 31, 2010, each of the Company’s named executive officers had met or exceeded his stock ownership requirements.

Company policy regarding hedging transactions complements the objectives of the Stock Retention and Ownership Guidelines. Officers are not permitted, as a matter of policy, to sell short, enter into derivative contracts on, or otherwise hedge the economic risk of their ownership of Raytheon shares.

Raytheon’s Stock Retention and Ownership Guidelines represent an integral component of the Company’s overall compensation program. As described in considerable detail in this proxy statement, this program relies heavily on long-term equity incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan and restricted stock awards that vest on a specified time schedule. These components work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial awards with the economic interests of our shareholders and promote retention of the leadership talent that is critical to Raytheon’s success.

The proposal fails to strike a reasonable balance between incentivizing desired management behaviors by requiring meaningful levels of stock ownership and permitting executives to manage their own financial affairs. The proponents do not offer any explanation as to why stock retention after termination of an executive’s employment contributes to the long-term value of the Company. The proposal could in fact result in an executive’s ultimate equity reward being dramatically affected by matters completely unrelated to the Company’s performance or the executive’s actions during the period of the executive’s employment with the Company. This unfair and arbitrary result and the proposal’s severe restrictions on an executive’s ability to exercise equity awards would very likely hinder the ability of the Company to attract and retain executive talent. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its shareholders.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 7 on the proxy card)

The AFSCME (American Federation of State, County and Municipal Employees) Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, beneficial owner of 2,783 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

RESOLVED, that the stockholders of Raytheon Company (“Raytheon”) hereby request that Raytheon provide a report, updated annually, disclosing Raytheon’s:

1.	Policies and procedures for lobbying contributions and expenditures (both direct and indirect) made with corporate funds and payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including internal guidelines or policies, if any, for engaging in direct and grassroots lobbying communications.

2.	Payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including the amount of the payment and the recipient.

3.	The report shall also include the following for each payment, as relevant:

a.	Identification of the person or persons in the Raytheon who participated in making the decision to make the direct lobbying contribution or expenditure; and

b.	Identification of the person or persons in the Raytheon who participated in making the decision to make the payment for grassroots lobbying expenditures.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board of Directors (the “Board”) or other relevant oversight committee of the Board and posted on Raytheon’s website to reduce costs to stockholders.

Supporting Statement

As long-term Raytheon stockholders, we support transparency and accountability in corporate spending to influence legislation. These activities include direct and indirect spending to influence legislation as well as grassroots lobbying communications to influence legislation.

We believe that disclosure is consistent with public policy and is in the best interest of Raytheon and its stockholders. Absent a system of accountability, Raytheon assets can be used for policy objectives that may be inimical to Raytheon’s long-term interests and may pose risks to Raytheon and its stockholders.

Raytheon spent about $13.2 million in 2008 and 2009 on direct federal lobbying activities, according to the Raytheon’s disclosure reports. [U.S. Senate Office of Public Records] This figure may not include grassroots lobbying, which may indirectly influence legislation by mobilizing the public to support or oppose it.

Publicly available data does not provide a complete picture of Raytheon’s lobbying expenditures. Not all states require disclosure of lobbying expenditures made to influence state legislation or regulation, and some states that do require disclosure do not provide online access to the data disclosed. Raytheon’s Board and its stockholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying and the risks the spending poses.

We urge you to vote FOR this proposal.

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that the Company has a legitimate interest in participating in the political process on issues that affect its business concerns and also acknowledges the interests of shareholders and others in information as to this participation. The Board has established effective policies to ensure appropriate oversight of these activities, and the Company appropriately discloses its activities consistent with state and federal law. Additional or different disclosure is not necessary to provide shareholders visibility into the Company’s activities in this area.

The Public Affairs Committee of the Company’s Board, composed entirely of independent directors, reviews the Company’s lobbying activities. The Company responsibly and lawfully engages in the legislative process to communicate its views on legislative and regulatory matters affecting the Company’s business and its various constituencies, and reports periodically to the Committee. This activity is publicly disclosed. On the federal level, Raytheon files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. This Report provides information on activities associated with influencing legislation through communication with any member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of the Company. The Report includes information on grassroots lobbying. The Company files similar periodic reports with state agencies reflecting state lobbying activities which are also publicly available.

To assure the accuracy and timeliness of lobbying activity reports, the Company has in place robust internal reporting and certification policies and procedures. These are facilitated by an intranet-based Lobby Compliance Tool that provides, among other things, information on relevant state and federal laws and training modules. The Company’s Senior Vice President of Business Development supervises Raytheon’s lobbying expenditures, and periodically provides reports to the Board’s Public Affairs Committee, further strengthening the internal control processes in this area.

Raytheon also has established a section on its website that addresses political contributions and lobbying expenditures. Among other things, this section provides links to Raytheon’s LDA Reports, state lobbying reports and reports on Federal Election Commission Act contributions, honorary contributions, presidential library contributions, and payments for event costs. There is also reporting on direct political contributions, including those to state and local parties and candidates, and organizations operated under Internal Revenue Code Section 527, as well as links to state and federal filings on PAC contributions. This disclosure can be found at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

The proposal calls on Raytheon to undertake reporting that defines terms and includes reporting elements that are different from that used in the disclosure regime followed by the Company under state and federal law. Shifting from the

Company’s existing practices to those specified in the proposal could create confusion because of these different definitions and provisions. It also would impose an unnecessary administrative burden on the Company and could complicate compliance efforts.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 8 on the proxy card)

The AFL-CIO, 815 Sixteenth Street N.W., Washington, D.C. 20006, on behalf of the AFL-CIO Reserve Fund, beneficial owner of 273 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED: The shareholders of Raytheon Company (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Our Company provides certain senior executives with extraordinary retirement benefits including additional years of service credit for years not actually worked and preferential benefit formulas through the Company’s Supplemental Executive Retirement Plan (“SERP”). In our view, our Company should provide performance-based compensation rather than these extraordinary retirement benefits to attract and retain senior executives.

Our Company’s SERP provides additional retirement benefits that are not provided by the Company’s tax-qualified retirement plans, or by the Company’s Excess Pension Plan that makes up for benefits that exceed Federal tax limits. Under the Company’s SERP, participating senior executives after 15 years of service and age 55 may receive annual payments equal to 50 percent of their final average compensation.

Our Company has provided additional pension enhancements to certain senior executives in addition to our Company’s SERP. For example, Senior Vice President and General Counsel Jay Stephens received five additional years of pension credit for years not actually worked. According to the 2010 Proxy Statement, Mr. Stephen’s has accumulated more than $4.3 million in SERP benefits. Moreover, he and other senior executives are eligible to receive an additional three years of pension credit under the terms of their change-in-control agreements.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. We believe that this cost should be allocated to performance-based compensation rather than extraordinary retirement benefits. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interest of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge shareholders to vote FOR this proposal.

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that the Company should retain its Supplemental Executive Retirement Plan (SERP) as it currently operates so that it is able to recruit and retain key executives effectively. The SERP is a fully-disclosed, sparingly-used mechanism that permits the Company to recruit and retain key executives in a highly competitive environment. The clear majority of our shareholders support the Company’s position on this issue; this shareholder proposal has not received a vote in favor by a majority of the votes cast at any of the previous five annual meetings at which it has been presented by this proponent.

Raytheon’s SERP is designed to set the pension benefit of a senior executive who comes to the Company mid-career at the level that the executive would have attained under the Company’s pension plans if the executive had started his or her career with the Company. This tool can be of critical importance in successfully recruiting highly qualified senior executives who are asked to leave behind valuable retirement benefits at their former employers. A uniformly applied SERP is a better solution for senior executives such as these than individually negotiated compensation arrangements designed to preserve pension value that transferring executives might otherwise forfeit. In essence, the SERP facilitates pension portability and equity among compensation levels of senior executives.

The operation of offsets in determining an executive’s SERP benefit ensures it is applied equitably, providing an appropriate, but not excessive benefit. Under plan provisions, the SERP benefit is offset by amounts payable under the Company’s pension plans, any prior employer pension plan, and Social Security. Furthermore, the total benefit to an executive pursuant to the SERP is capped. In this way, the SERP is structured specifically to address the circumstances of a senior executive who comes to the Company mid-career. By contrast, a senior executive who has been with the Company from an early stage in his or her career, such as the Company’s current Chairman and CEO, will derive no benefit from the SERP upon retirement. By omitting any reference to these offset provisions, the supporting statement misrepresents how the SERP works, and greatly exaggerates both its value to eligible employees and its cost to the Company.

Raytheon’s SERP provides a valuable recruiting tool and puts senior executives on parity with each other for retirement benefits at a relatively modest additional cost to the Company. The Company’s aggregate liability under the SERP is less than 1% of the Company’s total pension liability for all non-SERP participants.

Raytheon’s SERP is administered with appropriate governance controls and transparency. Under our existing practices, all executive compensation plans for senior executives, including the SERP and all other retirement benefits and agreements, are reviewed and approved by the fully independent Management Development and Compensation Committee of the Board.

The investing public is further served by the Company’s full disclosure of its executive compensation plans and practices. The Company’s SERP has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s website as well as the website of the Securities and Exchange Commission. There is a summary of the SERP and any other retirement benefits for our five most highly compensated executive officers on pages 38, and 51 to 53 of this proxy statement.

In summary, the Board believes that the SERP promotes shareholders’ interests by providing an equitable mechanism for the Company to recruit and retain key executives in a highly competitive environment. The Company’s SERP is administered in a uniform and cost effective way by requiring offsets for any other pension payments and Social Security benefits payments to the executive. It is subject to rigorous Board oversight and is transparent to all constituents. Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by the shareholder approval requirement. Adoption of the proposal would also require the Company either to incur significant time and expense to convene a special shareholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its shareholders.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2010 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 29, 2011

RAYTHEON COMPANY C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2011 for shares held directly and up until 11:59 P.M. Eastern Time on May 23, 2011 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2011 for shares held directly and up until 11:59 P.M. Eastern Time on May 23, 2011 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35874-P11325              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON COMPANY
The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 - Election of Directors	For	Against	Abstain
Nominees:
1a. Vernon E. Clark	☐	☐	☐
1b. John M. Deutch	☐	☐	☐	COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Item 2, ONE YEAR on Item 3, and FOR Item 4.		For	Against	Abstain
1c. Stephen J. Hadley	☐	☐	☐	Item 2 -	Advisory vote on executive compensation	☐	☐	☐
1d. Frederic M. Poses	☐	☐	☐		1 Year	2 Years	3 Years	Abstain
1e. Michael C. Ruettgers	☐	☐	☐	Item 3 -	Advisory vote on frequency of future advisory votes on executive compensation ☐	☐	☐	☐
1f. Ronald L. Skates	☐	☐	☐			For	Against	Abstain
1g. William R. Spivey	☐	☐	☐	Item 4 -	Ratification of Independent Auditors	☐	☐	☐
1h. Linda G. Stuntz	☐	☐	☐	STOCKHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 5, 6, 7 and 8.		For	Against	Abstain
1i. William H. Swanson	☐	☐	☐	Item 5 -	Shareholder proposal regarding shareholder action by written consent	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.		☐	Item 6 -	Shareholder proposal regarding executive stock retention	☐	☐	☐
Please indicate if you plan to attend this meeting.	☐	☐		Item 7 -	Shareholder proposal regarding lobbying expenses	☐	☐	☐
Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.	Yes	No		Item 8 -	Shareholder proposal regarding supplemental executive retirement plans	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareholders Thursday, May 26, 2011, 11:00 a.m. Eastern Time The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202 From Richmond (I-95)/ Points South

From Route 50 East/ Annapolis

1.   Take Route 50 West into D.C., Route 50 will become New York Avenue

2.   Take the I-395 South exit

3.   Cross over the 14th Street Bridge

4.   Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)

5.   From Route 1 take the 15th Street exit

6.   Turn right onto 15th Street

7.   Proceed three blocks, turn right onto South Hayes Street

8.   The Ritz-Carlton, Pentagon City is located on the left, adjacent to the Nordstrom store

1.   Follow I-95 North to I-395 North

2.   Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street

3.   The Ritz-Carlton, Pentagon City is located on the right, adjacent to the Nordstrom store

From Baltimore (I-395)/ Points North	From Route 50 West/ Fairfax

1.   Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia

2.   Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/Crystal City

3.   Take the 15th Street/ Pentagon City exit

4.   Turn left onto 15th Street

5.   Continue three blocks and turn right onto South Hayes Street

6.   The Ritz-Carlton, Pentagon City is located on the left, adjacent to the Nordstrom store

1.   Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon)

2.   Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South

3.   Stay right at the first fork and left at the second fork

4.   Merge onto South Hayes Street

5.   The Ritz-Carlton, Pentagon City is located on the right, adjacent to the Nordstrom store

(Note: Valet parking is available for a fee at the hotel.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2011 Proxy Statement and 2010 Annual Report are available at www.raytheon.com/proxy.

M35875-P11325

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 26, 2011

The undersigned hereby appoints William H. Swanson, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on Thursday, May 26, 2011 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)